UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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REGIONS FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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417 North 20th Street
Birmingham, Alabama 35203
Telephone 205 944-1300
To the Stockholders:
      You are cordially invited to attend the annual meeting of the stockholders of Regions Financial Corporation, to be held at 10:00 a.m. local time, on May 19, 2005, at the Regions Bank Operations Center, 201 Milan Parkway, Birmingham, Alabama, 35209.
      The formal notice of the annual meeting follows on the next page. Enclosed with this proxy statement are your proxy card and a postage-paid envelope to return your proxy card.
      We hope you will plan to attend the stockholders’ meeting. However, in order that we may be assured of a quorum, we urge you to sign and return the enclosed proxy card in the postage-paid envelope provided, or otherwise vote your shares by telephone or on the Internet as described in the proxy statement, as promptly as possible, whether or not you plan to attend the meeting in person. If you do attend the meeting, you may withdraw your proxy.
      A reception and coffee will be held from 9:00 a.m. until 10:00 a.m., in the Regions Bank Operations Center. We hope you will find it convenient to come early enough to enjoy this social time prior to the stockholders’ meeting.

Carl E. Jones, Jr.
Chairman of the Board
April 8, 2005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR 2005 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION ABOUT REGIONS
VOTING, REVOCABILITY AND SOLICITATION OF PROXIES
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
PROPOSAL 1 -- ELECTION OF DIRECTORS
AUDIT COMMITTEE REPORT
REPORT OF THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS
PROPOSAL 2 -- APPROVAL OF EXECUTIVE BONUS PLAN
PROPOSAL 3 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
PROPOSALS OF STOCKHOLDERS
OTHER BUSINESS
APPENDIX A
APPENDIX B

REGIONS FINANCIAL CORPORATION
417 North 20th Street
Birmingham, Alabama 35203
Telephone 205 944-1300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 19, 2005

       Regions Financial Corporation will hold its annual meeting of stockholders at the Regions Bank Operations Center, 201 Milan Parkway, Birmingham, Alabama 35209 at 10:00 a.m., local time, on May 19, 2005, to consider and vote upon the following matters:

1.	Electing the four nominees for director named in the attached proxy statement as directors of Regions, to serve as directors with terms expiring at the 2008 annual meeting of stockholders, in each case until their successors are duly elected and qualified;

2.	Approving the Regions Financial Corporation Executive Bonus Plan;

3.	Ratifying the appointment of Ernst & Young LLP as Regions’ independent auditors for the year 2005;

4.	Such other business as may properly come before the meeting or any adjournment or postponement thereof.
      The Regions board of directors has fixed the close of business on March 24, 2005, as the record date for the annual meeting. This means that Regions stockholders of record at such time are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting. A complete list of Regions stockholders entitled to vote at the annual meeting will be made available for inspection by any Regions stockholder for ten days prior to the Regions annual meeting at the principal executive offices of Regions and at the time and place of the Regions annual meeting.
      Whether or not you plan to attend the annual meeting, please submit your proxy with voting instructions. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. Alternatively, you may use the toll-free telephone number indicated on the proxy card to vote by telephone or visit the website indicated on the proxy card to vote on the Internet. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of Regions common stock who is present at the annual meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the Regions annual meeting.

By Order of the Board of Directors

R. Alan Deer
Corporate Secretary
April 8, 2005

REGIONS FINANCIAL CORPORATION
417 North 20th Street
Birmingham, Alabama 35203
Telephone 205 944-1300

PROXY STATEMENT
FOR 2005 ANNUAL MEETING OF STOCKHOLDERS

       Regions Financial Corporation (“Regions”) is furnishing this proxy statement to the stockholders in connection with the 2005 annual meeting of stockholders to be held on Thursday, May 19, 2005, at 10:00 a.m. local time at the Regions Bank Operations Center, 201 Milan Parkway, Birmingham, Alabama, 35209, and at any adjournment thereof. The matters to be considered and acted upon are (1) the election of four nominees as directors of the corporation, (2) the approval of the Regions Financial Corporation Executive Bonus Plan, (3) the ratification of the appointment of Ernst & Young LLP as independent auditors of Regions for the 2005 fiscal year, and (4) such other business as may properly come before the meeting.
      Your proxy is solicited on behalf of the board of directors of Regions. You may revoke your proxy at any time before it is voted at the annual meeting. You may submit your proxy by signing and dating the enclosed proxy card and returning it in the envelope provided or by voting by telephone or on the Internet by following the instructions provided in the proxy statement. All properly submitted proxies delivered pursuant to this solicitation will be voted at the meeting and in accordance with instructions, if any.
      Participants in Regions or Union Planters 401(k) plan, the EquiServe Investment Plan for Regions Financial Corporation, and the Directors Stock Investment Plan, please note that the enclosed proxy card also constitutes the voting instruction form for shares allocated to you under the plan and covers all shares you are entitled to vote under the plan or plans, in addition to shares you may hold directly. Signing and returning the proxy card, or voting by telephone or on the Internet as explained below, will enable voting of all shares, including those held in such plans.
      We are mailing this proxy statement, together with the proxy card and annual report for the year ended December 31, 2004, starting on or about April 15, 2005, to the stockholders entitled to vote at the meeting.
The date of this proxy statement is April 8, 2005.

INFORMATION ABOUT REGIONS
      Regions is a financial holding company headquartered in Birmingham, Alabama which operates primarily within the southeastern and midwestern areas of the United States. Regions’ operations consist of banking, brokerage and investment services, mortgage banking, insurance brokerage, credit life insurance, commercial accounts receivable factoring and specialty financing. At December 31, 2004, Regions had total consolidated assets of approximately $84.1 billion, total consolidated deposits of approximately $58.7 billion, and total consolidated stockholders’ equity of approximately $10.7 billion.
      Regions is a Delaware corporation that on July 1, 2004, became the successor by merger to Union Planters Corporation (“Union Planters”) and the former Regions Financial Corporation. Regions’ principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 944-1300.
VOTING, REVOCABILITY AND SOLICITATION OF PROXIES
Voting Procedures and Revocation
      You should complete and return the proxy card accompanying this proxy statement to ensure that your vote is counted at the annual meeting, regardless of whether you plan to attend the annual meeting. If you are a registered stockholder (that is, you hold stock certificates registered in your own name), you may also vote by telephone or through the Internet, by following the instructions described on your proxy card. If your shares are held in nominee or “street name” you will receive separate voting instructions from your broker or nominee with your proxy materials. Although most brokers and nominees offer telephone and Internet voting, availability and specific processes will depend on their voting arrangements. You can revoke the proxy at any time before the vote is taken at the annual meeting by submitting to Regions’ corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the Regions annual meeting and voting in person. Written notices of revocation and other communications about revoking Regions proxies should be addressed to:

Regions Financial Corporation
417 North 20th Street
Birmingham, Alabama 35203
Attention: R. Alan Deer
Corporate Secretary
      If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.
      All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the election of the nominated directors, “FOR” approval of the Regions Financial Corporation Executive Bonus Plan, and “FOR” ratification of the appointment of Ernst & Young LLP as independent auditors. The Regions board of directors is currently unaware of any other matters that may be presented for action at the annual meeting. If other matters properly come before the annual meeting, or at any adjournment or postponement thereof, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.
Solicitation of Proxies
      We will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Regions common stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with D.F. King & Co., Inc. to assist us in soliciting proxies and have agreed to pay that company $10,000 plus reasonable expenses for these services. If necessary, we may also use several of our regular employees, who will not be specially compensated, to solicit proxies from Regions stockholders, either personally or by telephone, telegram, facsimile or letter.
      This is the first mailing of proxy solicitation materials to stockholders.
Quorum Requirement
      The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Regions common stock is necessary to constitute a quorum at the annual meeting. Abstentions and broker nonvotes will be counted solely for the purpose of determining whether a quorum is present. An unvoted proxy submitted by a broker is sometimes referred to as a broker nonvote.
Information about Votes Necessary for Action to be Taken
      The four nominees for director to be elected at the annual meeting will be elected at the meeting by a plurality of all the votes cast at the meeting, meaning that the four nominees for director with the most votes will be elected. Regions’ certificate of incorporation does not authorize cumulative voting in the election of directors.
      The Regions Financial Corporation Executive Bonus Plan will be approved and the appointment of Ernst & Young LLP as independent auditors of Regions for the 2005 fiscal year will be ratified if a majority of the shares represented at the annual meeting vote in favor.
      Abstentions and broker nonvotes will have no effect on the vote on the election of directors, but will have the same effect as a vote against approval of the Executive Bonus Plan and the ratification of the appointment of Ernst & Young LLP as independent auditors of Regions for the 2005 fiscal year.
Attending The Meeting
      If you wish to vote your shares of Regions common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.
Participants in the Regions or Union Planters 401(k) Plan
      If you are a participant in the Regions or Union Planters 401(k) Plan, please note that the form of proxy card also constitutes the voting instruction form and covers all shares you may vote under the plan. Under the terms of the plans, the trustee or administrator votes all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares of Regions common stock allocated to his or her plan account. If you own shares through the Regions or Union Planters 401(k) plan and do not vote, the plan trustee or administrator will vote the shares in favor of proposals 1, 2 and 3 and in accordance with the terms of the plan. The deadline for returning your voting instructions is May 16, 2005.
Voting by Telephone or the Internet
      Many stockholders of Regions have the option to submit their proxies or voting instructions electronically by telephone or the Internet instead of submitting proxies by mail on the enclosed proxy card. Please note that there are separate arrangements for using the telephone and the Internet depending on whether your shares are registered in Regions’ stock records in your name or in the name of a brokerage firm or bank. Regions stockholders should check their proxy card or the voting instructions forwarded by their broker, bank or other holder of record to see which options are available.
      The telephone and Internet procedures described below for submitting your proxy or voting instructions are designed to authenticate stockholders’ identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that will be borne by the stockholder.
      Regions holders of record may submit their proxies:

•	by telephone, by calling the toll-free number indicated on their proxy card and following the recorded instructions; or

•	through the Internet, by visiting the website indicated on their proxy card and following the instructions.
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
      As of March 24, 2005, Regions had issued 468,520,227 shares of common stock, of which 463,194,727 shares were outstanding and 5,325,500 shares were held as treasury stock. Stockholders are entitled to one vote for each share on all matters to come before the meeting. Only stockholders of record at the close of business on March 24, 2005, will be entitled to vote at the meeting or any adjournment thereof.
Security Ownership of Certain Beneficial Owners
      As of December 31, 2004, all Regions’ affiliate banks beneficially held in a fiduciary capacity for others under numerous trust relationships, 13,663,663 shares or 2.9% of Regions’ outstanding common stock. Regions’ affiliate bank trust departments have sole voting power with respect to 12,055,307 of these shares or 2.6%, shared voting power with respect to 339,026 of these shares, sole dispositive power with respect to 3,394,434 of these shares and shared dispositive power with respect to 2,090,410 of these shares. No entity is known to Regions to be the beneficial owner of more than five percent of any class of voting securities.
Security Ownership of Directors and Management
      The following table presents information about beneficial ownership of Regions common stock by the directors and certain executive officers of Regions as of the record date. Unless otherwise indicated, each person has sole voting and investment powers over the indicated shares. A person is deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the record date. The footnotes to the table indicate how many shares each person has the right to acquire within 60 days of the record date. The shares of Regions common stock which are issuable to a person listed below upon exercise of the vested portion of the outstanding options are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by that person.

	Amount and Nature of Beneficial
	Ownership as of March 24, 2005

Name of Beneficial Owner/Number in Group	No. of Shares		% of Class

Directors including nominees for director
Albert M. Austin	85,826	(1)	*
Samuel W. Bartholomew, Jr.	73,777	(2)	*
George W. Bryan	112,275	(3)	*
James S.M. French	157,768	(4)	*
Margaret H. Greene	0	(5)	*
James E. Harwood	187,918	(6)	*
Richard D. Horsley	950,394	(7)	*
Carl E. Jones, Jr.	1,225,805	(8)	*
Parnell S. Lewis, Jr.	40,130	(9)	*
Susan W. Matlock	8,271	(10)	*
Jackson W. Moore	2,569,430	(11)	*
Allen B. Morgan, Jr.	4,287,984	(12)	*
Jorge M. Perez	52,400	(13)	*
Malcolm Portera	0	(14)	*
Lou Ann Poynter	345,122	(15)	*
John R. Roberts	61,324	(16)	*
Michael S. Starnes	62,354	(17)	*
W. Woodrow Stewart	13,783	(18)	*
Lee J. Styslinger III	4,721	(19)	*
Richard A. Trippeer, Jr.	558,357	(20)	*
Robert R. Waller	52,400	(21)	*
John H. Watson	230,366	(22)	*
C. Kemmons Wilson, Jr.	243,113	(23)	*
Spence L. Wilson	473,777	(24)	*
Harry W. Witt	3,333	(25)	*
Other named executive officers (See summary compensation table)
John I. Fleischauer, Jr.	450,069	(26)	*
Peter D. Miller	597,114	(27)	*
Directors and executive officers as a group 38 persons	16,579,554		3.5%

*	Less than 1%.

(1)	Excludes 569 shares allocated to Mr. Austin under Regions’ Directors’ Deferred Stock Investment Plan; includes 19,219 shares held by affiliates of Mr. Austin and 23,300 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 24, 2005.
(2)	Excludes 569 shares allocated to Mr. Bartholomew under Regions’ Directors’ Deferred Stock Investment Plan; includes 717 shares held by affiliates of Mr. Bartholomew and 70,285 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 24, 2005.
(3)	Excludes 569 shares allocated to Mr. Bryan under Regions’ Directors’ Deferred Stock Investment Plan; includes 1,500 shares held by Mr. Bryan’s spouse and 97,400 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 24, 2005.
(4)	Excludes 18,628 shares allocated to Mr. French under Regions’ Directors’ Deferred Stock Investment Plan; includes 123,460 shares held by an affiliate of Mr. French and 6,600 shares held by Mr. French’s spouse.
(5)	Excludes 5,493 shares allocated to Ms. Greene under Regions’ Directors’ Deferred Stock Investment Plan.
(6)	Excludes 569 shares allocated to Mr. Harwood under Regions’ Directors’ Deferred Stock Investment Plan; includes 43,463 held in Mr. Harwood’s IRA, 2,288 shares held by Mr. Harwood’s spouse, and 22,400 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 24, 2005.
(7)	Includes 80,274 shares of restricted stock issued under Regions’ 1999 Long Term Incentive Plan, 3,150 shares held in Regions’ 401(k) plans, and 449,748 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 24, 2005.
(8)	Includes 206,734 shares of restricted stock issued under Regions’ 1999 Long Term Incentive Plan, 15,162 shares held in Regions’ 401(k) plans, and 371,610 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 24, 2005; also includes 33,071 shares held by Mr. Jones’ spouse.
(9)	Excludes 569 shares allocated to Mr. Lewis under Regions’ Directors’ Deferred Stock Investment Plan; includes 6,200 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 24, 2005.

(10)	Excludes 6,274 shares allocated to Ms. Matlock under Regions’ Directors’ Deferred Stock Investment Plan.
(11)	Includes 43,780 shares issuable upon exercise of options in 2004, receipt of which have been deferred, 27,499 shares held in Regions and Union Planters stock plans, and 795,972 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 24, 2005; also includes 318,524 shares held by Mr. Moore’s spouse and 40,656 shares held in a family trust.
(12)	Includes 41,473 shares of restricted stock issued under Regions’ 1999 Long Term Incentive Plan and 204,325 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 24, 2005; also includes 366,986 shares held by Mr. Morgan’s spouse, children, and a trust for Mr. Morgan’s children.
(13)	Excludes 569 shares allocated to Mr. Perez under Regions’ Directors’ Deferred Stock Investment Plan; includes 6,200 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 24, 2005.
(14)	Excludes 4,175 shares allocated to Mr. Portera under Regions’ Directors’ Deferred Stock Investment Plan.
(15)	Excludes 569 shares allocated to Ms. Poynter under Regions’ Directors’ Deferred Stock Investment Plan; includes 81,554 shares held by Ms. Poynter’s spouse, 93,719 shares held by affiliates of Ms. Poynter, and 8,278 shares held in Union Planters stock plans.
(16)	Excludes 569 shares allocated to Mr. Roberts under Regions’ Directors’ Deferred Stock Investment Plan; includes 52,400 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 24, 2005.
(17)	Excludes 569 shares allocated to Mr. Starnes under Regions’ Directors’ Deferred Stock Investment Plan and 60,854 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 24, 2005.
(18)	Excludes 13,791 shares allocated to Mr. Stewart under Regions’ Directors’ Deferred Stock Investment Plan.
(19)	Excludes 4,314 shares allocated to Mr. Styslinger under Regions’ Directors’ Deferred Stock Investment Plan.

(20)	Excludes 569 shares allocated to Mr. Trippeer under Regions’ Directors’ Deferred Stock Investment Plan; includes 120,000 shares held by an affiliate of Mr. Trippeer, 39,936 shares held by a trust of which Mr. Trippeer is an income beneficiary, and 22,400 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 24, 2005.
(21)	Excludes 569 shares allocated to Dr. Waller under Regions’ Directors’ Deferred Stock Investment Plan; includes 52,400 issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 24, 2005.
(22)	Excludes 12,909 shares allocated to Mr. Watson under Regions’ Directors’ Deferred Stock Investment Plan; includes 23,183 shares held by a charitable foundation which is affiliated with Mr. Watson.
(23)	Excludes 13,474 shares allocated to Mr. Wilson under Regions’ Directors’ Deferred Stock Investment Plan.
(24)	Excludes 569 shares allocated to Mr. Wilson under Regions’ Directors’ Deferred Stock Investment Plan; includes 5,101 shares held by an affiliate of Mr. Wilson and 85,620 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 24, 2005.
(25)	Excludes 7,021 shares allocated to Mr. Witt under Regions’ Directors’ Deferred Stock Investment Plan.
(26)	Includes 65,928 shares of restricted stock issued under Regions’ 1999 Long Term Incentive Plan, 624 shares held in Regions’ 401(k) plans, and 339,555 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 24, 2005.
(27)	Includes 65,928 shares of restricted stock issued under Regions’ 1999 Long Term Incentive Plan, 5,489 shares held in Regions’ 401(k) plans, and 270,068 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after March 24, 2005; also includes 94,337 shares held by affiliates of Mr. Miller and 29,561 shares held by Mr. Miller’s spouse.

      No change in control of Regions has occurred since January 1, 2004, meaning that no person or group has acquired the ability to direct or cause the direction of management and policies of Regions through the ownership of voting securities, by contract, or otherwise, and no arrangements are known to Regions which may at a later date result in such a change in control of Regions. However, the combination of Regions and Union Planters resulted in a change of control within the meaning of change of control agreements with their executive officers and certain of their employees.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires Regions’ executive officers and directors to file reports of ownership and changes in ownership of Regions’ stock with the Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish Regions with copies of all Section 16(a) forms they file.
      Based solely on a review of the forms filed during or with respect to fiscal year 2004, Regions believes that its executive officers and directors filed all required reports on a timely basis, except as follows.

Peter D. Miller (one late filing pertaining to one transaction)
Adolfo Henriques (one late filing pertaining to one transaction)
Lou Ann Poynter (one late filing pertaining to two related plan transactions)
C. Kemmons Wilson, Jr. (one late filing pertaining to one transaction)
Spence L. Wilson (one late filing pertaining to one transaction)
PROPOSAL 1 — ELECTION OF DIRECTORS
      As provided in the merger agreement that governed the merger of Union Planters and former Regions into new Regions Financial Corporation, the board of directors of new Regions initially consisted of 26 members, with 13 members from the Union Planters board and 13 members from the former Regions board. Regions has a classified board of directors divided into three classes, with the director positions in each class up for election at every third annual meeting of stockholders.
      Shortly after the merger, the nominating and corporate governance committee undertook a comprehensive review of all aspects of Regions’ corporate governance. As part of this review, the committee evaluated the size of the board of directors and determined that the board’s size at 26 members is larger than the optimum size. Taking into account factors such as the committee structure, the desired mix of members’ skills and expertise, the importance of full participation and expression during board meetings, and administrative and logistical consideration, the committee determined that the optimum size of the board of directors of Regions is in the range of 12 to 16 members.
      The committee then considered how and over what time period the size of the board of directors should be reduced to a more desirable size. In the process of these deliberations, the committee formulated a transition plan by which the size of the board of directors could be reduced from 26 members to 14 members over three annual election cycles. Under Delaware law and Regions’ certificate of incorporation and bylaws, the board of directors is authorized to establish the size of the board of directors. The transition plan contemplates that the reduction in the size of the board will be accomplished through the board’s exercise of this authority.
      The transition plan calls for a reduction in the number of directors on the board to 22 directors beginning with the annual meeting of stockholders in 2005, to 16 directors beginning with the annual meeting of stockholders in 2006, and to 14 directors beginning with the annual meeting of stockholders in 2007. The transition plan met the committee’s objectives in the following respects:

•	the transition plan will not disrupt the functioning of the board or its committees;

•	at all times during the transition phase, the number of former Union Planters directors and the number of former Regions directors will be equal, as contemplated by the terms of the merger agreement;

•	the transition plan will not shorten the term of any director; and

•	the transition plan provides an option to add new directors in the future within the optimum range of size.
      The transition plan further contemplates that it may be adapted or modified to take into account any relevant change in circumstances, and that the total number of directors and the number of directors in each class may be more than or less than the numbers specified in the plan, as the result of further action of the committee and the board of directors.
      The committee made a presentation concerning the transition plan to the full board of directors, and the board approved and adopted the plan.
      Both the committee and the board believe all Regions directors are well-qualified and have provided valuable service to Regions and its predecessor companies. The selection of the directors being nominated for continuing board service is based on the evaluation of a number of factors, including mandatory retirement age of directors in accordance with Regions’ corporate governance principles, length of service, independence considerations, and maximizing diversity, including diversity in the areas of expertise and experience.
      Accordingly, the board of directors has determined that following the annual meeting of stockholders and for the ensuing year until the next annual meeting, the board will consist of 22 members, with four nominees to be elected as directors at the annual meeting for a term of three years.
      Regions recommends the election of Allen B. Morgan, Jr., Jorge M. Perez, Spence L. Wilson, and Harry W. Witt as directors, to hold office for a term of three years expiring with the annual meeting of stockholders to be held in 2008 or until their successors are elected and qualified. The proxy will be voted FOR the nominees, unless otherwise directed. If any nominee is not available for election, the proxies will be voted for such substitute nominee as the board of directors may designate. Regions has no reason to believe that any substitute nominee or nominees will be required. The proxies will not be voted for more than four nominees. The terms of 18 directors in the other two classes will continue following the annual meeting, and the terms of three present directors will not continue following the annual meeting. A director resigned effective January 1, 2005.
Information about Regions Directors and Nominees
      The following biographies show the age and principal occupations during the past five years of each of the Regions directors whose term of office will continue after the annual meeting, the date the director was first elected to the board of directors of Regions’ predecessor companies, Union Planters Corporation and former Regions Financial Corporation, and any directorships held by the director with any other public company or any registered investment company.

Class 1 Directors and Nominees (Term Expires at 2005 Annual Meeting)
      Allen B. Morgan, Jr. (Age 62)

•	Director of former Regions/ Regions since 2001, director, Regions Bank and Union Planters Bank

•	Vice Chairman, Regions, Chairman, Morgan Keegan & Company, Inc.
      Jorge M. Perez (Age 55)

•	Director of Union Planters/ Regions since 2001

•	President, The Related Group of Florida (real estate development) since 1979
      Spence L. Wilson (Age 62)

•	Director of Union Planters/ Regions since 1996

•	President, Kemmons Wilson, Inc. (hotel development and management, resort time-sharing, home building, subdivision development, and private investment) since 1970
      Harry W. Witt (Age 65)

•	Director of former Regions/ Regions since 2002

•	Retired, Deloitte & Touche (certified public accounting)

Class 2 Directors (Term Expires at 2006 Annual Meeting)
      George W. Bryan (Age 60)

•	Director of Union Planters/ Regions since 1986

•	Retired: Senior Vice President, Sara Lee Corporation, Food Division (food processing and packaging) from 1983 to 2000

•	Chief Executive Officer, Old Waverly Investments, LLC (real estate) since 2001

•	Director, Buckeye Technologies Inc.*
      James S. M. French (Age 64)

•	Director of former Regions/ Regions since 1986

•	Chairman and formerly President, Dunn Investment Co. (construction, construction materials, investments)

•	Director of Energen Corporation*

•	Director of Hilb, Rogal and Hobbs Company*

•	Director of Protective Life Corporation*

      James E. Harwood (Age 68)

•	Director of Union Planters/ Regions since 1996

•	President, Sterling Equities, Inc. (business management advisory services) since November 1990
      Carl E. Jones, Jr. (Age 64)

•	Director of former Regions/ Regions since 1997

•	Chairman and Chief Executive Officer, Regions, Regions Bank, and Union Planters Bank

•	Director, Regions, Regions Bank, Union Planters Bank, Regions Interstate Billing Service, Inc., and EFC Holdings Corporation

•	Director of Alabama Power Company*
      Parnell S. Lewis, Jr. (Age 57)

•	Director of Union Planters/ Regions since 1996

•	President of Anderson-Tully Company (hardwood lumber products) from 1993 to 1999

•	Chief Executive Officer, River Investments, LLC (investments) from 1998 to 2001
      Susan W. Matlock (Age 58)

•	Director of former Regions/ Regions since 2002

•	President, Birmingham Entrepreneurial Center, executive director for office of developing industries, University of Alabama at Birmingham (higher education, small business incubation)
      Michael S. Starnes (Age 60)

•	Director of Union Planters/ Regions since 2001

•	Chairman, President and Chief Executive Officer, M.S. Carriers, Inc. (transportation carrier) from 1978 to 2001

•	President, M.S. Carriers, Inc., a wholly owned subsidiary of Swift Transportation Corporation, since June 2001

•	Director of Mid-America Apartment Communities*

•	Director of Swift Transportation Corporation*
      W. Woodrow Stewart (Age 66)

•	Director of former Regions/ Regions since 1999

•	Attorney, Stewart, Melvin & Frost, LLP
      Richard A. Trippeer, Jr. (Age 65)

•	Director of Union Planters/ Regions since 1974

•	Retired: President, R.A. Trippeer, Inc. (investments) from 1974 to 1989
      John H. Watson (Age 67)

•	Director of former Regions/ Regions since 1999

•	Chairman, Smith, Inc. (heating and air conditioning)

Class 3 Directors (Term Expires at 2007 Annual Meeting)
      Samuel W. Bartholomew, Jr. (Age 60)

•	Director of Union Planters/ Regions since 2001

•	Chairman and Chief Executive Officer, Stokes Bartholomew Evans & Petree, P.A. (law firm) since 1977

•	Adjunct Professor to the Vanderbilt-Owen School of Management teaching business law and regulated industries since January 2004
      Margaret H. Greene (Age 53)

•	Director of former Regions/ Regions since 2002

•	President, Regulatory and External Affairs, BellSouth Corporation (telecommunications)
      Richard D. Horsley (Age 62)

•	Director of former Regions/ Regions since 1982

•	Vice Chairman of the Board and Chief Operating Officer, Regions, Regions Bank, and Union Planters Bank

•	Director, Regions Bank, Union Planters Bank, Regions Agency, Inc., Regions Life Insurance Company and EFC Holdings Corporation
      Jackson W. Moore (Age 56)

•	Director of Union Planters/ Regions since 1986

•	President and Chief Operating Officer, Union Planters and Union Planters Bank, from 1994 to 2000

•	Chairman, President and Chief Executive Officer, Union Planters Bank, since 2000 and Union Planters 2000-2004.

•	President and CEO Designate of Regions, Regions Bank, and Union Planters Bank since July 1, 2004.
      Malcolm Portera (Age 59)

•	Director of former Regions/ Regions since 2003

•	Chancellor, University of Alabama System, formerly President, Mississippi State University (higher education)

•	Director of Alabama Power Company*

•	Director of Protective Life Corporation*
      John R. Roberts (Age 63)

•	Director of Union Planters/ Regions since 2001

•	Retired: Managing Partner, Mid-South Region, Arthur Andersen LLP (accounting) from 1993 to 1998

•	Independent Consultant and Executive Director, Civic Progress, Inc. (nonprofit) since 2001

•	Director of Energizer Holdings, Inc.*

•	Director of Centene Corporation*

      Lee J. Styslinger III (Age 44)

•	Director of former Regions/ Regions since 2003

•	Chief Executive Officer, Altec, Inc. (diversified manufacturer of mobile utility equipment)
      Robert R. Waller (Age 68)

•	Director of Union Planters/ Regions since 2001

•	Retired: Professor of Ophthalmology, Mayo Medical School from 1980 to 2002

•	President Emeritus, Mayo Clinic from 1998 to 2002

•	Director of Hormel Foods Corporation*

*	A corporation subject to the registration or reporting requirements of the Securities Exchange Act of 1934 or registered as an investment company under the Investment Company Act of 1940.
The Board and Committees of the Board
      In addition to board meetings held by former Regions and Union Planters prior to the merger, Regions held three directors’ meetings during 2004. Including pre-merger meetings during 2004, all directors attended at least 75% of the aggregate of the meetings held by the boards and by committees of which they were members.
      The board of directors has reviewed the relationships between directors and Regions in light of the applicable independence standards of the New York Stock Exchange. The purpose of the review was to determine whether any director, either directly or indirectly, has a material relationship with Regions that would preclude the director from being independent. As a result of the review, the board has determined that each director is an independent director, other than Carl E. Jones, Jr., Jackson W. Moore, Richard D. Horsley, and Allen B. Morgan, Jr., who are executive officers of Regions and/or its subsidiaries; Spence L. Wilson and C. Kemmons Wilson, Jr., each of whom is a brother-in-law of Jackson W. Moore; and Lou Ann Poynter, who is a former executive officer of Union Planters and Union Planters Bank, National Association.
      The board has established categorical standards to assist it in making the determination whether a director is independent and in assessing the materiality of the director’s relationship with Regions. These standards will be periodically reviewed and may be amended from time to time. The current categorical standards are set forth as follows. For purposes of the categorical standards and with respect to the look-back aspects of the standards, the “Company” refers to Regions, its predecessor companies former Regions Financial Corporation and Union Planters Corporation, and their respective subsidiaries.
     Group I — Relationships that preclude a director’s independence
      If any of the following circumstances exist with respect to a director, the director will be deemed not to be independent:

•	within the last three years, the director has been an employee of the Company, or a member of the director’s immediate family has been an executive officer of the Company;

•	within the last three years, there has been any period of 12 consecutive months in which the director, a member of the director’s immediate family, or a business entity solely owned by the director or a member of the director’s immediate family, has received more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	within the last three years, the director or a member of the director’s immediate family has been affiliated with or employed by a present or former internal or external auditor of the Company;

•	within the last three years, the director or a member of the director’s immediate family has been employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; or

•	within the last three years, the director has been employed by, or a member of the director’s immediate family has been employed as an executive officer of, a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, has exceeded the greater of $1 million, or 2% of such other company’s consolidated gross revenues.
     Group II — Relationships deemed not material for purposes of director independence
      The relationships described in this group are considered not to be material so as to impair a director’s independence. A director whose independence is not precluded by the Group I standards is presumed to be independent if he or she has no direct or indirect relationship with the Company other than the following:

•	the director or a company with which the director is affiliated is a customer of the Company in the ordinary course of business, on terms and conditions not more favorable than those afforded to other similarly situated customers;

•	the director or a company with which the director is affiliated is party to a loan from Regions Bank or Union Planters Bank, N.A. that complies with Regulation O promulgated by the Federal Reserve Board, that is, any loan made by the bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and which did not involve more than the normal risk of collectibility or present other unfavorable features;

•	the director is a partner, officer, or controlling shareholder of or is otherwise affiliated with another company that does business with the Company and the annual payments, excluding payments of principal and interest on Regulation O compliant loans, to or from the Company in any year do not exceed the greater of $500,000 or 1% of the annual revenue of the other company for its most recently completed fiscal year; or

•	the director is a partner, member, officer such as a managing director occupying a comparable position or executive officer of a services firm that provides accounting, consulting, legal, investment banking or financial advisory services to the Company and the annual payments to such firm from the Company do not exceed the greater of $500,000 or 1% of the annual revenue of the firm for its most recently completed fiscal year.
      The directors named as follows all meet the foregoing categorical independence standards and therefore have been deemed independent by the board of directors: Albert M. Austin, Samuel W. Bartholomew, Jr., George W. Bryan, James S.M. French, Margaret H. Greene, James E. Harwood, Parnell S. Lewis, Jr., Susan W. Matlock, Jorge M. Perez, Malcolm Portera , John R. Roberts, Michael S. Starnes, W. Woodrow Stewart, Lee J. Styslinger III, Richard A. Trippeer, Jr., Robert R. Waller, John H. Watson, and Harry W. Witt.
      In addition to meetings prior to the merger, Regions’ nonmanagement directors met three times in 2004 in executive session without any management directors present. The chair of the nominating and corporate governance committee, Robert R. Waller, presided over these executive sessions, and he presides over regularly scheduled meetings of the nonmanagement directors in executive session. As set forth in item 12 of Regions’ corporate governance principles, Regions has established a mechanism for stockholders or other interested parties to communicate with the directors. In particular, any interested party who desires to communicate with nonmanagement directors of Regions may do so by directing the communication to the chair of the nominating and corporate governance committee at the following address:

Regions Financial Corporation
Attention: Chair, Nominating and Corporate Governance Committee
c/o Office of the General Counsel
P.O. Box 10247
Birmingham, Alabama 35202
If confidential treatment is desired, the envelope should be marked “Confidential Nonmanagement Director Communication”.
      Regions’ corporate governance principles are posted on the corporate governance section of Regions’ website at http://www.regions.com; also, the information is available in print to any stockholder who requests it. The board of directors has adopted a code of ethics that applies to its executive officers, including its chief executive officer, president, chief financial officer, comptroller and other persons performing executive-level functions. The code of ethics is posted on the corporate governance section of Regions’ website and can be accessed at http://www.regions.com. Also, it is available in print to any stockholder who requests it.
      It is Regions’ policy that directors attend the annual meeting of stockholders. All incumbent directors except two attended the former Regions 2004 annual meeting or the Union Planters 2004 annual meeting.
      Regions has an audit committee, a compensation committee, a nominating and corporate governance committee, and a risk management committee that meet regularly and as needed.
      Audit Committee. The audit committee, which held six meetings in 2004 in addition to meetings prior to the merger, consists of Harry W. Witt, chair, James E. Harwood, Parnell S. Lewis, Jr., John R. Roberts, and Lee J. Styslinger, III. Committee members satisfy the applicable independence requirements of the New York Stock Exchange listing standards, rules of the Securities and Exchange Commission and Regions’ audit committee charter. The audit committee charter is posted on the corporate governance section of Regions’ website and can be accessed at http://www.regions.com; also, it is available in print to any stockholder who requests it. The current audit committee charter is reproduced as Appendix A to this proxy statement.
      Duties of the committee include engaging and monitoring the performance of Regions’ independent auditors, reviewing with Regions’ independent auditors the planning and results of the auditing engagement, reviewing the activities and recommendations of Regions’ internal auditors, reviewing the adequacy of internal accounting and financial reporting controls, and reviewing Regions’ audited and unaudited financial reports and related public disclosures.
      Audit Committee Financial Expert. The board of directors has determined that the audit committee includes at least one member, Harry W. Witt, who is an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission. In addition, all audit committee members are financially literate, as required by New York Stock Exchange listing standards.
      Accounting or Audit-Related Complaints. The audit committee has established procedures for the receipt, retention, and evaluation of complaints and submissions concerning accounting and audit related matters, the features of which include insulation from management, safeguards for protecting anonymity and confidentiality of employee submissions, alternative methods for submissions, dedication of resources for investigations, and the recording and preservation of findings. The procedures are administered by the audit committee and a limited number of individuals in Regions’ corporate security and internal audit areas. Availability of the procedures has been effectively published to Regions’ employees. Any interested party may communicate concerns regarding accounting, internal accounting controls, or auditing matters directly to the attention of the audit committee as follows:
By mail:

Regions Financial Corporation
Attention: Mr. Harry Witt, Chairman, Audit Committee
c/o Office of the General Counsel
P.O. Box 10247
Birmingham, Alabama 35202
By phone: (800) 858-6199
AUDIT COMMITTEE REPORT
      Regions’ audited financial statements at and for the three year period ended December 31, 2004, are included in Regions Annual Report on Form 10-K for the 2004 fiscal year. Regions, acting through its management and board of directors, has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting controls. Ernst & Young LLP, independent auditors engaged by Regions, are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.
      The audit committee oversees Regions’ financial reporting process on behalf of the board of directors. In fulfilling its oversight responsibilities, the committee has reviewed the audited financial statements with Regions’ management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
      The audit committee has reviewed with Ernst & Young LLP their judgments as to the quality, not just the acceptability, of Regions’ accounting principles and such other matters as are required to be discussed with the committee under auditing standards generally accepted in the United States, including the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 89, Audit Adjustments and Statement on Auditing Standards No. 90, Audit Committee Communications.
      The audit committee has discussed with Ernst & Young LLP their independence in relation to Regions and Regions’ management, including the matters addressed in the written disclosures provided to Regions by Ernst & Young, as required by Standard No. 1, Independence Discussions with Audit Committees, of the Independence Standards Board, the standard-setting body governing the independence of auditors in relation to their public company clients.
      The audit committee has discussed with Regions’ internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The committee regularly meets with Regions’ internal auditors and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of Regions’ internal accounting and financial reporting controls, and the overall quality of Regions’ financial reporting.
      In reliance on the reviews and discussions referred to above, the audit committee approved including the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.
      The foregoing report of the audit committee is furnished by: Harry W. Witt, chair, James E. Harwood, Parnell S. Lewis, Jr., John R. Roberts, and Lee J. Styslinger, III.
      Nominating and Corporate Governance Committee. The nominating and corporate governance committee, which held six meetings during 2004 in addition to meetings prior to the merger, consists of Robert R. Waller, chair, Samuel W. Bartholomew, Jr., Margaret H. Greene, Malcolm Portera, Richard A. Trippeer, and John H. Watson. The role of the nominating and corporate governance committee is to propose nominees for the Regions’ board of directors including the current nominees for election at the annual meeting. The committee also is responsible for reviewing, revising and maintaining the corporate governance policies and procedures of Regions, and for co-ordinating and overseeing the annual self-evaluation process of the board and each committee. The charter of the nominating and corporate governance committee is posted on the corporate governance section of Regions’ website and can be accessed at http://www.regions.com; also, it is available in print to any stockholder who requests it. The members of the nominating and corporate governance committee are independent in accordance with the applicable director independence requirements of the New York Stock Exchange listing standards.
      The nominating and corporate governance committee is charged to identify and review individuals believed to be qualified to become board members for recommendation to the board. The committee will consider and assess candidates consistent with criteria established by the board and set forth in Regions’ corporate governance principles. The committee will consider all pertinent issues and factors bearing on the qualifications of candidates in light of such criteria.
      Regions’ corporate governance principles affirm that the board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions they can make to the board and management regardless of gender or race. A director’s qualifications to contribute as a member of the board can be based on factors such as education, business experience, specific areas of expertise, reputation, or standing in a particular field.
      Regions’ bylaws provide that a stockholder may nominate a candidate for director and establish the procedures and requirements for such a nomination. In general, a stockholder must submit to Regions’ corporate secretary a notice of the nomination not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. The notice must be accompanied by all information relating to each nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.
      It is the current policy and practice of the committee to evaluate any qualified candidate for director under the applicable criteria without regard to the source of the recommendation of the candidate. A stockholder who desires to recommend a candidate for director should follow the procedure set forth in Regions’ bylaws as described above.
      All of the nominees for directors being voted upon at the annual meeting are directors standing for re-election.
      Risk Management Committee. The risk management committee, which held three meetings during 2004 in addition to meetings prior to the merger, consists of Spence L. Wilson, chair, Albert M. Austin, Jorge Perez, W. Woodrow Stewart, and C. Kemmons Wilson. The role of the risk management committee is to assist the board in overseeing, and receiving information regarding, the Company’s policies, procedures and practices relating to asset and liability management, and credit, market, and operational risk.
      Compensation Committee. The compensation committee, which held five meetings during 2004 in addition to meetings prior to the merger, consists of James S.M. French, chair, George W. Bryan, Susan W. Matlock, and Michael S. Starnes.
      The role of the compensation committee involves the development and oversight of executive compensation programs. The functions of the compensation committee include approving the compensation arrangements for executive management and senior company officers, making recommendations to the board concerning incentive compensation plans and equity-based plans, overseeing the administration of employee benefit plans, and reporting to the board of directors concerning the committee’s activities. The charter of the compensation committee is posted on Regions’ website at http://www.regions.com; also, it is available in print to any stockholder who requests it. The members of the compensation committee are independent in accordance with the applicable director independence requirements of the New York Stock Exchange listing standards.
      In discharging its responsibility, the compensation committee has, from time to time, used the services of compensation consultants for guidance with respect to competitive data and practices of other financial service organizations.
REPORT OF THE COMPENSATION COMMITTEE
REGARDING EXECUTIVE COMPENSATION
      The compensation committee of the board of directors of Regions is responsible for the development and oversight of Regions’ executive compensation programs. It is the responsibility of the compensation committee to approve the Company’s executive compensation philosophy and oversee and monitor the Company’s executive compensation plans and programs to determine whether they are properly aligned with the Company’s strategic and financial objectives. The committee focuses on ensuring there is a strong link between Regions’ operational and financial success, with the attendant impact on shareholder interests, and the compensation of the executives.
      Compensation Philosophy. Following the merger of Regions and Union Planters at mid-year 2004, the composition of the compensation committee was constituted to include two members of Union Planters’ compensation committee, along with two continuing members of Regions’ compensation committee. The committee was charged with the task of harmonizing the elements of the two companies’ compensation programs and adopting a unified compensation philosophy that would reflect the size and market presence of the combined company and optimize the alignment of executive compensation with corporate and stockholder interests. The committee endorsed an overall compensation philosophy that includes the following features:

•	Comparative assessment of compensation should be based on evaluation of peer practices in the financial services industry, but should not prevent variation in implementation details by business unit and executive level.

•	There should be greater emphasis on variable and performance-based rewards than on fixed pay rewards and entitlements. To this end, base salary should be targeted at or below 50th percentile level of peer comparison; annual bonus should be targeted to deliver 50th-75th percentile total cash compensation based on performance and long-term incentives should be targeted to deliver market 50th-75th percentile total direct compensation, depending on corporate and/or business unit performance.

•	All incentive awards should be based primarily on corporate or business unit financial performance, should reward creation of shareholder value through profitability, growth and efficiency, and should reinforce sustained performance, transparency, and simplicity.

•	Executive benefits programs should be comparable to those of all other employees, and perquisites should be used only where supported by a clear business rationale.
      Section 162(m) of the Internal Revenue Code, as amended, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to a company’s chief executive officer and four other most highly compensated executive officers, as reported in its proxy statement. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. It is the committee’s intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.
      Base Salary. Executive officers’ base salaries for 2004 were determined by the respective committee of Regions and Union Planters in early 2004. In the case of Regions, the committee considered peer group comparisons from survey data for other financial services companies, recommendations from an independent compensation consultant, and individual performance assessments. For executives other than the chief executive officer, the committee also considered the chief executive officer’s recommendations. In reaching a consensus on the base salary for each executive, the committee may or may not assign weights to the various factors considered. In evaluating and establishing the base salaries of the executive officers for 2004, the committee, in conjunction with its independent compensation consultant, surveyed the base salaries of the corresponding officers of other bank holding companies in a survey group consisting of 14 peer companies, as well as by reference to a broader set of financial services institutions, including the three other largest bank holding companies headquartered in Alabama. The committee generally targeted the base salaries of the named executive officers to be commensurate with or slightly below the median of the base salaries of the corresponding executive officers of the companies in the survey group, but also factored in an inherently subjective assessment of the comparative contributions of the executive personnel to Regions’ continued financial and operating success. Generally, the former compensation committee of Union Planters followed a similar approach in setting the base salaries of Union Planters executives in 2004.
      Following the merger at mid-year 2004, the re-constituted compensation committee, in conjunction with Regions’ human resources staff and Regions’ independent compensation consultant, reviewed the base salaries of the executive officers of the combined company, including the executive officers named in the summary compensation table, and compared them to data from a modified peer group of financial service companies selected to more accurately reflect the combined company’s $80 billion asset size and expanded footprint. The committee considered whether any mid-year adjustments to the 2004 base salaries were indicated, and approved base salary increases for some of the executive officers.
      The survey comparison groups referenced in establishing the base salaries for 2004 for Regions and Union Planters, as well as in the mid-year review of base salaries, were not the same as the group of companies that make up the S&P 500 Banks Index presented in the Comparison of Five-Year Cumulative Total Return graph included in this proxy statement. The committee believes the use of a smaller survey group tailored by asset and deposit size is more valid for salary evaluation purposes, even though not all the compensation survey companies are included in the S&P 500 Banks Index, and even though many companies included in the S&P 500 Banks Index are not included in the compensation survey group.
      Annual Incentive Compensation. Prior to the merger, the compensation committees of both companies approved their respective 2004 annual performance goals and target awards for executive officers. In the case of Union Planters, and in accordance with Union Planters’ management incentive plans, completion of the merger resulted in a payout of annual bonus awards to Union Planters’ executive officers as of the effective date of the merger. This was not the case with former Regions’ annual incentive compensation plans.
      Following the merger, the re-constituted compensation committee re-evaluated Regions’ performance goals in light of the effects of the merger on the combined company, and determined to recast the performance goals and the target awards, both for continuing Regions’ executive officers for the entire 2004 year, and for former Union Planters’ executive officers for the last half of 2004. The performance goals were primarily quantitative in nature and were weighted in accordance with their overall importance in attaining Regions’ earnings objectives and achieving merger integration benchmarks and cost savings objectives. The target award percentages were set to be generally comparable to annual incentive compensation opportunities provided to similarly situated executives of peer institutions. More specifically, the revised 2004 performance goals included goals in the areas of earnings per share, achievement of merger integration benchmarks, realization of merger-related cost savings, achievement of customer retention targets, and levels of loan charge-offs. Regions attained the maximum level for two and the target level for one of the five adjusted goals for 2004. Accordingly, the chief executive officer and the other named officers received commensurate cash incentive awards, calculated as a percentage of their base salaries based on this level of performance goal achievement.
      Long-Term Incentive Compensation. The long-term incentive plans of the combined company permit the grant of long-term incentives in a variety of forms, including stock options, performance shares, restricted stock, and other equity-based awards. Consistent with the compensation philosophy described above, the committee believes that it is desirable to increase management’s equity ownership in Regions in order to focus management’s effort and commitment to build profitability and stockholder value. The primary purpose of LTIP awards is to encourage management to take long-term steps to achieve and sustain objectives with respect to earnings per share and return on equity. Accordingly, with the advice of its independent compensation consultant, the committee awarded LTIP grants to the executive officers during 2004, consisting of stock options and restricted stock. The committee anticipates a change in how long-term incentive compensation is delivered in 2005 and forward.
      In establishing the LTIP awards for the named officers, senior management and other key employees, the committee reviewed the recommended individual awards, considering the scope of accountability, financial goals, and anticipated performance requirements and contributions expected of the participants.
      Total LTIP awards in 2004 for the named executive officers were as follows: Mr. Jones — 92,595 shares of restricted stock; Mr. Moore — 327,602 options and 80,100 shares of restricted stock; Mr. Horsley — 274,400 options and 31,692 shares of restricted stock; Mr. Morgan — 64,334 options and 8,806 shares of restricted stock; Mr. Fleischauer — 201,114 options and 17,346 shares of restricted stock; and Mr. Miller — 201,114 options and 17,346 shares of restricted stock.
      Compensation of Chief Executive Officer. In deliberating the compensation of the chief executive officer for 2004, the committee followed similar methodology and approach applied to executive compensation generally. Accordingly, the base salary determination reflects the peer group survey comparison described above; the annual incentive compensation is based on an objective formula and tied to Regions’ achievement of pre-determined, quantitative financial and operational goals; and the realization of long-term incentive compensation, by its nature, is aligned with the realization of long-term stockholder value. As in the case of setting executive compensation generally, the committee obtains advice from an independent compensation consultant. Mr. Jones did not participate in deliberations and decisions regarding his own compensation.
      In setting the base salary for Mr. Jones in 2004, the committee considered a number of factors, including the peer survey comparison, as well as an overall positive assessment of Mr. Jones’ performance of his duties and the performance of the company as a whole.
      The committee set Mr. Jones’ base salary for 2004 at a level it concluded would be appropriate in light of the circumstances the committee considered, while recognizing that his base salary would remain below the median of salaries of chief executives of comparable bank holding companies.
      LTIP awards for Mr. Jones were set separately and independently of his participation, based on ownership and total compensation objectives that reflected data from selected peer companies, his total compensation, his responsibilities as chief executive officer, and the committee’s desire to set appropriate long-term performance objectives.
      Summary. The compensation committee of the board of directors remains dedicated to ensuring that Regions’ overall compensation program for its executive officers, senior management and other key employees is appropriately designed to:

•	Attract, motivate, and retain outstanding contributors;

•	Maintain a base salary structure that is competitive with Regions’ peers in the market, while appropriately monitoring the Company’s levels of fixed compensation expense;

•	Link annual incentive awards with specific performance targets that yield superior results;

•	Provide long-term equity-based incentive awards that further align the interests of Regions’ management with those of its stockholders; and

•	Be consistent with the committee’s executive compensation philosophy described above.

      The foregoing report of the compensation committee is furnished by:

James S.M. French, chairman
George W. Bryan
Susan W. Matlock
Michael S. Starnes

EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS
      The following table is a summary of certain information concerning the compensation earned by Regions’ chief executive officer and each of the other five most highly compensated executive officers during the last three fiscal years.
Summary Compensation Table

		Annual Compensation			Long Term Compensation

					Awards
				Other			All
				Annual	Restricted	Securities	Other
				Compen-	Stock	Underlying	Compen-
Name and Principal Position	Year	Salary($)	Bonus($)(1)	sation ($)(2)	Awards ($)(3)	Options (#)(4)	sation ($)

Carl E. Jones, Jr.	2004	900,000	843,750	—	2,608,401	0	203,449	(5)
Chairman and Chief	2003	800,000	1,200,000	—	1,013,600	143,214	194,522
Executive Officer	2002	798,846	1,212,000	—	1,544,750	246,920	182,405
Jackson W. Moore	2004	810,000	982,125	27,726,734	2,441,654	327,402	365,781	(6)
President and CEO	2003	810,000	0	226,884	3,271,860	1,081,819	637,828
Designate	2002	760,000	1,100,000	136,228	1,700,310	1,219,412	356,589
Richard D. Horsley	2004	575,000	507,938	—	932,314	274,400	148,423	(7)
Vice Chairman and Chief	2003	430,000	507,938	—	633,500	92,595	123,329
Operating Officer	2002	396,077	453,309	—	617,900	98,768	133,899
Allen B. Morgan, Jr.	2004	130,000	1,370,000	—	266,428	64,334	3,000	(8)
Vice Chairman, Chairman	2003	130,000	1,670,000	—	316,750	51,853	2,650
Morgan Keegan & Co.	2002	130,000	1,370,000	—	0	0	2,500
John I. Fleischauer, Jr.	2004	400,000	442,969	—	516,887	201,114	54,869	(9)
Regional President	2003	375,000	442,969	—	633,500	92,595	52,834
	2002	362,887	346,188	—	617,900	98,768	50,840
Peter D. Miller	2004	400,000	442,969	—	516,887	201,114	32,877	(10)
Regional President	2003	375,000	442,969	—	633,500	92,595	58,173
	2002	349,077	345,669	—	617,900	98,768	49,612

(1)	As a result of the merger with Union Planters Corporation and under their respective employment agreements, each of Mr. Horsley, Mr. Fleischauer, and Mr. Miller is entitled to receive a bonus for 2004, 2005, and 2006 at least equal to the highest bonus amount awarded with respect to the three calendar years prior to the merger. Accordingly, their amounts indicated for 2004 include the incentive bonus awarded under the Management Incentive Plan and an additional bonus amount approved by the compensation committee, as follows: Mr. Horsley, MIP bonus — $416,667 additional bonus — $91,271; Mr. Fleischauer, MIP bonus — $281,250, additional bonus — $161,719; and Mr. Miller, MIP bonus — $281,250, additional bonus — $161,719.
(2)	Excludes perquisites of total annual amount less than $50,000. For Mr. Moore, amounts include certain tax reimbursement payments in each year and perquisites received, including automobile expenses ($25,370 in 2004, $22,305 in 2003 and $23,216 in 2002) and financial planning services ($30,921 in 2004, $33,361 in 2003 and $31,527 in 2002). For 2004, tax reimbursement payments amounted to $27,645,615, of which $27,306,250 resulted from the merger-related vesting of restricted stock and certain of Union Planters’ deferred compensation obligations to Mr. Moore attributable to long-term incentive compensation awards dating back to 1989. The vesting and the resulting tax reimbursement occurred as a consequence of the merger in accordance with Mr. Moore’s employment agreement described below.
(3)	The terms of the restricted stock awards are determined by the compensation committee. Under the terms of the currently outstanding restricted stock awards, the named executive officer must remain employed with Regions for the duration of the restrictive period at the same or higher level in order for the shares to be released. During the restriction period, the named executive officer is eligible to receive dividends and exercise voting privileges on such restricted shares. If any of the restrictions are removed at the discretion of the compensation committee, the named executive officer will receive a stock certificate for some percentage or all of the awarded restricted shares. The restricted shares are not transferable by the named executive officer during the restriction period. The compensation committee has the discretion to modify the terms of the restricted stock awards. The restrictive period for the restricted stock ranges from three to seven years from the date of grant, and in the case of performance accelerated grants restrictions will automatically lapse sooner if specified performance criteria are met. The performance criteria relate to total stockholder return objectives relative to a group of peer institutions. The aggregate market value as of December 31, 2004 (and number) of all shares of restricted stock that have been granted through December 31, 2004, and have not been released to the named executive officers were as follows: Mr. Jones — $7,885,782 (222,166 shares), Mr. Moore — 0, Mr. Horsley — $3,086,436 (86,447 shares), Mr. Morgan — $750,790 (21,152 shares), Mr. Fleischauer — $2,559,225 (72,101 shares), and Mr. Miller — $2,559,225 (72,101 shares). In the case of Mr. Moore, all restricted stock awards occurred during his tenure at Union Planters, including 80,100 shares of restricted stock awarded during 2004 prior to the merger. As a result of the merger, all shares of restricted stock granted to Mr. Moore under Union Planters’ equity plans were released and became fully vested.
(4)	In the case of executive officers who were executive officers of former Regions, the indicated number of options granted in 2003 and 2002 has been adjusted to reflect the exchange ratio in the merger of 1.2346 shares of new Regions common stock for each share of former Regions common stock. Option grants to Mr. Moore include reload grants of 316,645 in 2004, 623,138 in 2003, and 623,130 in 2002.
(5)	Includes $127,892 allocated to Mr. Jones in 2004 under the 401(k) plan; $18,000 allocated to Mr. Jones in 2004 under the profit sharing plan; and $57,557 representing the imputed term life cost of life insurance coverage under a life insurance benefit plan for Mr. Jones and the estimated interest cost to Regions in 2004 resulting from premium payments under such plan in prior years. This plan serves as an offset to an existing supplemental retirement plan.
(6)	Includes $12,336 allocated to Mr. Moore in 2004 under the 401(k) plan; $303,040 consisting of nonqualified deferred compensation plan matching contributions on behalf of Mr. Moore in 2004; and $50,405 representing the “economic benefit” portion (i.e., the imputed term life cost) of life insurance coverage of Mr. Moore under certain life insurance policies.
(7)	Includes $59,596 allocated to Mr. Horsley in 2004 under the 401(k) plan; $11,500 allocated to Mr. Horsley in 2004 under the profit sharing plan; and $77,327 representing the imputed term life cost of life insurance coverage under a life insurance benefit plan for Mr. Horsley and the estimated interest cost to Regions in 2004 resulting from premium payments under such plan in prior years. This plan serves as an offset to an existing supplemental retirement plan.
(8)	Consists of $3,000 allocated to Mr. Morgan in 2004 under the 401(k) plan.
(9)	Includes $46,869 allocated to Mr. Fleischauer in 2004 under the 401(k) plan and $8,000 allocated to Mr. Fleischauer in 2004 under the profit sharing plan.

(10)	Includes $24,877 allocated to Mr. Miller in 2004 under the 401(k) plan and $8,000 allocated to Mr. Miller in 2004 under the profit sharing plan.

Stock Options
      The following table presents information concerning individual grants of options to purchase Regions’ common stock made during 2004 to the named executive officers.
Option Grants In The Last Fiscal Year

	Number of		% of Total	Exercise
	Securities Underlying		Options Granted	Price		Grant Date
Name	Options Granted		to Employees in 2004	(per share)	Expiration Date	Present Value(1)

Carl E. Jones, Jr.	0		0	$—	—	$—
Jackson W. Moore(2)	327,402		5.10%	31.83	(2)	1,456,939

Richard D. Horsley	123,460	(3)		28.1711	4/21/2014	486,432
	150,940	(4)		33.82	10/15/2014	713,946

	274,400		4.27			1,200,378

Allen B. Morgan, Jr.	33,334	(3)		28.1711	4/21/2014	131,336
	31,000	(4)		33.82	10/15/2014	146,630

	64,334		1.00			277,966

John I. Fleischauer, Jr.	111,114	(3)		28.1711	4/21/2014	437,789
	90,000	(4)		33.82	10/15/2014	425,700

	201,114		3.13			863,489

Peter D. Miller	111,114	(3)		28.1711	4/21/2014	437,789
	90,000	(4)		33.82	10/15/2014	425,700

	201,114		3.13			863,489

(1)	Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize depends on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on the assumptions of expected stock price volatility of 21.1, risk-free rate of return of 3.5%, dividend yield of 4.1% and expected time to exercise of 5 years.
(2)	In the case of Mr. Moore, 2004 grants consisted of grants of options to acquire 316,645 shares that occurred automatically under the “reload” features of previously granted options, as to which Mr. Moore surrendered previously-owned shares to pay the exercise price of the option or to satisfy tax withholding obligations with respect to such exercise and an associated initial grant of 10,757 options. Reload option grants are stock options granted upon the exercise of an option where the option holder uses shares of company stock that he/she currently owns to pay the option exercise cost. The number of reload options granted is equal to the number of shares used to pay the exercise price, plus any shares withheld for tax obligations. The exercise price of the reload option is the market price of the company’s stock on the reload grant date. The reload option expiration date is the same date that the original option would have expired. The initial grants and reload grants become exercisable six months after the grant date. Additional information concerning the initial grants and reload grants is presented as follows:

Number of		% of Total
Securities Underlying		Options Granted
Options Granted		to Employees in 2004		Exercise
				Price		Grant Date
Initial	Reload	Initial	Reload	(per share)	Expiration Date	Present Value

—	283,306	—	4.41%	$31.83	10/8/2012	$1,260,712
10,757	—	.20%	—	31.83	1/27/2014	47,869
—	13,005	—	.32	31.83	12/20/2010	57,872
—	20,334	—	.17	31.83	1/7/2012	90,486

(3)	Options granted in April 2004 become exercisable over a three year period, with 1/3 exercisable after 12 months, 1/3 exercisable after 24 months, and 1/3 exercisable after 36 months, except that exercisability is delayed for an additional 12 months to the extent the value of incentive stock options (determined as of the date of grant) first exercisable in a calendar year exceeds $100,000 as to any recipient.
(4)	Options granted in October 2004 become exercisable over a three year period, with 50% exercisable after 24 months, and 50% exercisable after 36 months, except that exercisability is delayed for an additional 12 months to the extent the value of incentive stock options (determined as of the date of grant) first exercisable in a calendar year exceeds $100,000 as to any recipient.
      The following table presents information concerning exercises of stock options to purchase Regions’ common stock during 2004 and the number and value of unexercised options held by the named executive officers.
Aggregated Option/SAR Exercises in 2004 and Fiscal Year-End Option/SAR Values

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
			Options/SARs	Options/SARs
			at 12-31-04	at 12-31-04
	Shares Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise	Realized(1)	Unexercisable(2)	Unexercisable(2)

Carl E. Jones, Jr.	44,137	$852,512	372,250 / 0	$5,411,772 / $ 0
Jackson W. Moore	343,538	868,610	1,710,004 / 0	5,687,193 / 0
Richard D. Horsley	80,219	1,337,135	360,755 / 345,389	4,125,978 / 1,871,087
Allen B. Morgan, Jr.	0	0	180,251 / 90,261	2,131,598 / 551,153
John I. Fleischauer, Jr.	6,200	78,229	254,677 / 272,103	2,614,844 / 1,678,592
Peter D. Miller	139,157	2,266,732	270,687 / 272,103	2,612,828 / 1,678,592

(1)	Value realized is calculated based on the difference between the exercise price per share and the average of the high and low reported sale price per share on the date of exercise.
(2)	None of the currently exercisable options were granted with tandem SARs.
Retirement and Executive Benefit Plans
      The named executive officers, other than Mr. Moore and Mr. Morgan, are covered by the Regions Financial Corporation Retirement Plan, a qualified defined benefit retirement plan, as complimented by retirement compensation agreements pursuant to its supplemental executive retirement program.

      The following table shows estimated annual benefits payable at retirement, including both qualified plan benefits and supplemental benefits, based on combinations of final compensation and age at retirement.
Pension Plan Table
      The following table shows estimated annual benefits payable at retirement, including both qualified plan benefits and supplemental benefits, based on combinations of final compensation and age at retirement.

	Age at Retirement

Compensation	55	60	62	63	64	65

$125,000	$50,000	$62,500	$67,500	$70,000	$72,500	$75,000
150,000	60,000	75,000	81,000	84,000	87,000	90,000
175,000	70,000	87,500	94,500	98,000	101,500	105,000
200,000	80,000	100,000	108,000	112,000	116,000	120,000
250,000	100,000	125,000	135,000	140,000	145,000	150,000
300,000	120,000	150,000	162,000	168,000	174,000	180,000
350,000	140,000	175,000	189,000	196,000	203,000	210,000
400,000	160,000	200,000	216,000	224,000	232,000	240,000
450,000	180,000	225,000	243,000	252,000	261,000	270,000
500,000	200,000	250,000	270,000	280,000	290,000	300,000
550,000	220,000	275,000	297,000	308,000	319,000	330,000
600,000	240,000	300,000	324,000	336,000	348,000	360,000
650,000	260,000	325,000	351,000	364,000	377,000	390,000
700,000	280,000	350,000	378,000	392,000	406,000	420,000
750,000	300,000	375,000	405,000	420,000	435,000	450,000
800,000	320,000	400,000	432,000	448,000	464,000	480,000
850,000	340,000	425,000	459,000	476,000	493,000	510,000
900,000	360,000	450,000	486,000	504,000	522,000	540,000
      Benefits are based on average compensation (limited to base salary) over the three years prior to retirement. For 2004 and averaged over 2002, 2003, and 2004, compensation covered by the plans for the five highest paid executive officers was as follows: Mr. Jones, 2004 — $900,000, 3-year average — $832,949; Mr. Horsley, 2004 — $575,000, 3-year average — $467,026; Mr. Fleischauer, 2004 – $400,000, 3-year average — $379,296; and Mr. Miller, 2004 — $400,000, 3-year average — $374,692 as reflected in the summary compensation table on page 21. Benefits are payable as a single life annuity for single participants and a joint and 50% survivor annuity for married participants. Other forms of payment are available on an actuarially equivalent basis. Amounts shown are subject to offset for company-sponsored long-term disability payments and executive life insurance program cash values exceeding premiums paid. Benefits are not offset by Social Security benefits. Benefits will be reduced or eliminated if the participant terminates employment voluntarily before age 55.
      Regions has assumed two Union Planters executive benefit plans for selected management employees. Participation in the plans has been frozen, but management employees of Union Planters who were participating in the plans as of the effective date of the merger, including Mr. Moore, are presently eligible to continue their participation.
      The supplemental retirement plan provides a retirement income benefit at age 62 equal to a percentage of final average earnings as defined in the plan, with certain reductions described below. The benefit can be paid in either an equivalent lump-sum amount or in annual or monthly installments. The plan is nonqualified and unfunded, and the amounts payable thereunder are not offset for social security or other amounts, except as described below.
      Currently, Mr. Moore participates in the supplemental retirement plan. Supplemental annual retirement benefits payable under the plan at age 62 are equal to 65% of the sum of the executive’s highest base salary and highest annual bonus during any year of employment, less an amount calculated as the present value of Regions’ cost of funds related to premiums paid on a split-dollar life insurance policy on the life of Mr. Moore and his spouse, which premiums will be reimbursed in full to Regions from the cash value of the policy. The annual supplemental retirement benefit under the plan is reduced 6% per year for early retirement after age 55 but before age 62. In addition, annual supplemental retirement benefits vest following a termination or a change in control as defined in the plan and the agreement with Mr. Moore. The estimated annual benefit payable to Mr. Moore under the plan if he were to retire at age 62, and assuming no increase in his base salary or annual bonus before then, is $1,209,000. However, he has elected to take this benefit in a lump-sum at retirement, which will be discounted to present value and further reduced by the present value of Regions’ cost of funds related to premiums paid on a split-dollar life insurance policy, as described above. Union Planters ceased making premium payments under such life insurance policy after July 30, 2002, to avoid any question that such premiums could be characterized as a personal loan prohibited by Section 402 of the Sarbanes-Oxley Act of 2002. Consequently, the death benefit of such policy to Mr. Moore’s beneficiary, and the premium reimbursement to Regions, will be substantially less than originally intended.
      The deferred compensation plan allows participants to defer a portion of their cash compensation into a nonqualified savings plan. The plan credits interest annually equal to the greater of 120% of the mid-term applicable federal rate or the Regions common stock total investment return. In addition, Regions matches amounts deferred with up to a 25% company contribution based on various salary levels. The plan returns the compensation deferred plus interest earned upon termination of employment or earlier if otherwise elected by the participant.
Employment Contracts and Termination, Severance, and Change of Control Arrangements
      Certain executive officers of Regions, including the executive officers named in the summary compensation table, have change of control agreements with Regions. The terms of the agreements with the named executive officers are summarized as follows.
      The employment agreements with Mr. Jones, Mr. Horsley, Mr. Morgan, Mr. Fleischauer, and Mr. Miller provide certain protections in the event a “change of control” of Regions occurs. For this purpose, the agreement defines “change of control” to include, generally, the acquisition by any person or group of beneficial ownership of more than 50% of the combined voting power of Regions; a change in composition of the board of directors such that incumbent directors make up less than a majority of the board; completion of a merger, consolidation or reorganization (subject to exceptions for certain noncontrol transactions); and a liquidation or dissolution of Regions or sale of all or substantially all of its assets. The completion of the merger constituted a change of control within the meaning of these agreements; however, Mr. Jones agreed to waive this provision and as a result the completion of the merger will not be treated as constituting a change of control under Mr. Jones’ contract.
      Commencing on the date of a change of control and for the three year period following, each of the executive officers agrees to remain employed by Regions, subject to the terms of the agreement, and to devote reasonable time and attention and reasonable best efforts to perform the responsibilities of the position. Regions agrees that their authority, duties, and responsibilities shall be at least commensurate with those in effect prior to the change of control.
      Also, during such three year period, the base salary of the executive officers may not be less than the base salary in effect prior to the change of control, and the bonus may not be less than the highest bonus in the preceding three years. Each will be entitled to participate in all incentive and retirement plans on terms comparable to other peer executives, and to participate in all welfare benefit plans on comparable terms.
      During such three year period following a change of control, Regions may terminate the employment of the executive officer signatory with or without “cause,” which is defined generally as willfully failing to perform reasonably assigned duties, or engaging in illegal conduct or gross misconduct that materially injures Regions. The executive officer may terminate employment with or without “good reason,” which includes a reduction of the officer’s compensation, benefits, duties or status, a forced relocation or material increase in travel requirements or other material breach of the agreement by Regions.
      If Regions terminates the executive officer’s employment other than for cause, or if the officer resigns for good reason (including resignation for any reason during the 30-day period following the first anniversary of a change of control), Regions must pay him accrued compensation and benefits plus an amount equal to three times the sum of his base salary and highest annual bonus during the three years preceding the year in which the change of control occurred or the year preceding the year in which the termination occurs, and Regions must continue to provide the officer or his beneficiaries welfare benefits coverage for three years. If the executive officer’s employment is terminated by Regions for cause, or by reason of the officer’s death, disability, or resignation other than for good reason, Regions’ liability is limited to accrued compensation and benefits.
      If any payment under the agreement causes the signatory executive officer to become subject to the excise tax imposed under section 4999 of the Internal Revenue Code, then Regions must make an additional payment sufficient to cover such excise tax plus all income and excise tax imposed on such additional payment.
      The terms of Mr. Moore’s employment agreement, which was amended effective upon completion of the merger, are summarized as follows.
      Under the agreement, Mr. Moore has agreed to serve, and Regions has agreed to appoint Mr. Moore to the following positions at the indicated times. On July 1, 2005 (or such earlier date as Mr. Jones may cease to serve as Chief Executive Officer of Regions), Mr. Moore will succeed Mr. Jones as Chief Executive Officer of Regions; and on July 1, 2006 (or such earlier date as Mr. Jones may cease to serve as Chairman of Regions), Mr. Moore will become Chairman and Chief Executive Officer of Regions. If Mr. Moore is not appointed to these positions at the designated times, or is removed from the position of Chief Executive Officer prior to becoming Chairman of the Board of Directors and Chief Executive Officer of Regions (in each case, other than as a result of Mr. Moore’s termination for cause (as defined in the employment agreement), his termination due to his death or disability, or his voluntary resignation not in connection with the nonappointments or removal described above), then Mr. Moore would be entitled to the change in control rights described below.
      Mr. Moore’s employment agreement provides for a minimum base salary for Mr. Moore of $650,000. Under the agreement, Mr. Moore will be eligible for participation in, and will receive, all pension and welfare benefits, fringe benefits and perquisites with Regions on a basis, at a level and in an amount that, on a benefit-for-benefit basis, is no less favorable than the benefits that were provided or made available to Mr. Moore with Union Planters at the time of the signing of the amendment in January, 2004.
      The employment period under Mr. Moore’s employment agreement is a rolling three-year term that is currently scheduled to expire on December 31, 2006, subject to automatic one-year extensions on December 31, 2004 and each December 31 thereafter, unless Regions provides at least 60 days prior notice to Mr. Moore. In any case, the term of the agreement may not be extended after Mr. Moore reaches age 65. If Regions provides prior notice to Mr. Moore that it is electing not to extend the term of the agreement, Mr. Moore may either remain until the end of the then-current term of his agreement, or may choose to terminate the agreement and be paid a lump-sum severance amount equal to three times the sum of his highest base salary and highest annual bonus earned in any year during his employment (“final highest earnings”). In either case, all options, stock appreciation rights, and other awards in the nature of rights that may be exercised, and all awards of restricted stock, if any, issued to Mr. Moore under all stock incentive plans of Regions (collectively, “incentive awards”) will immediately vest and be exercisable and all restrictions thereon will lapse. In addition, Mr. Moore will have the right to elect within 90 days after the effective date of his termination of employment, either to receive a lump-sum cash-out of his stock options at the then-current spread value or to have the right to exercise such options from the date of termination through the remaining term of the options.
      If termination of employment is for cause, Mr. Moore will be provided his base salary through the date of termination plus any annual incentive bonus that has been previously approved but not paid. In addition, Regions must, at its election, either effect a lump-sum cash-out of Mr. Moore’s stock options (vested and unvested) at the then-current spread value, or declare all such options to be immediately vested and exercisable by Mr. Moore within one year from notice of his termination.

      If termination of employment is due to death or disability, Mr. Moore will be provided his base salary through the date of termination plus any annual incentive bonus that has been previously approved but not paid, and will receive a severance payment equal to three times his final highest earnings. In either case, all incentive awards will immediately vest and be exercisable and all restrictions thereon will lapse. In addition, Mr. Moore or his estate will have the right to elect, within 90 days after the effective date of Mr. Moore’s termination of employment, either to receive a lump-sum cash-out of his stock options at the then-current spread value or to have the right to exercise such options from the date of termination through the remaining term of the options.
      Mr. Moore’s employment agreement also provides that in the event of a “change in control” of Regions (as defined in the agreement to include certain business combinations, acquisitions of stock or assets of Regions, or changes in board of directors composition), Mr. Moore will have the option to extend the term of his employment agreement for an additional three-year period, beginning on the later of the date of the renewal notice or the date on which the change in control occurs. Upon the commencement of any such renewal term, any remaining period of the then-current term of the employment agreement will be canceled. During the extended renewal term following a change in control, Mr. Moore may resign without penalty upon 90 days prior notice and receive a lump-sum severance payment equal to three times his final highest earnings. Also, in the event of a change in control, all deferred compensation, supplemental retirement benefits, and incentive awards will immediately vest and be exercisable and all restrictions thereon will lapse, and any stock or stock equivalents held in a deferred account on Mr. Moore’s behalf will become immediately payable. With respect to any benefits paid, accrued or accelerated by virtue of a change in control, the agreement requires Regions to make certain tax gross-up payments to cover Mr. Moore’s income tax and excise tax liabilities with respect to any such benefits, including tax liabilities associated with the gross-up payments.
Directors’ Compensation
      Commencing as of July 1, 2004, the effective date of the merger, Regions adjusted its directors’ compensation components, in large part to unify the directors’ compensation structures of former Regions and former Union Planters. As of that date, on an annualized basis, directors who are not employees of Regions or its subsidiaries are paid an annual directors’ board retainer of $32,000, or $40,000 if deferred under Regions’ directors’ deferred stock investment plan described below, plus an additional meeting attendance fee of $1,500, or $1,875 if deferred, for each board or committee meeting attended, and an additional annual chairman’s retainer of $6,000, or $7,500 if deferred, for each committee chair (or $10,000, or $12,500 if deferred, in the case of the audit committee chair). Also, an annual stock grant of 1,350 shares of Regions common stock will be deferred into the Regions directors’ deferred stock investment plan.
      Directors who are employees of Regions or its subsidiaries receive no fees for their services as directors.
      Nonemployee directors of Regions participate in Regions’ directors’ deferred stock investment plan, under which the common stock component of directors’ compensation described above is automatically deferred, and a director may elect to defer receipt of some or all of the participant’s cash compensation. Regions contributes 25% of the amount of cash deferred by each participating director. Deferred amounts and company contributions are credited to a bookkeeping account for the director, which is designated in notional shares of Regions common stock. Dividend equivalents, if any, are converted to additional notional shares of common stock in the participant’s account. At the end of the deferral period, the participant’s account is settled in actual shares of common stock, plus cash for any fractional share. Receipt and taxability of benefits are deferred until the later of the close of the year in which the participant reaches age 65 or close of the year in which the participant terminates as a director. During the deferral period, the participants’ deferrals and Regions’ contributions are invested in Regions common stock, which is maintained in a rabbi trust. For 2004, the amounts contributed by Regions as matching contributions for the participating directors whose terms continue beyond the annual meeting, and the amounts of dividend equivalents credited under the plan, were as follows:

	Matching	Dividend
	Contributions	Equivalents
Name	Credited	Credited

James S.M. French	$10,250	$23,939
Margaret H. Greene	7,813	4,164
Susan W. Matlock	9,945	4,941
Malcolm Portera	7,813	2,146
W. Woodrow Stewart	11,781	15,982
Lee J. Styslinger III	7,813	2,272
John H. Watson	8,242	15,323
Harry W. Witt	10,875	5,853
Compensation Committee Interlocks and Insider Participation
      The directors who served on Regions’ compensation committee during 2004 were:

James S.M. French, chairman
Susan W. Matlock
C. Kemmons Wilson, Jr. (through June 30, 2004)
George W. Bryan (commencing July 1, 2004)
Michael S. Starnes (commencing July 1, 2004)
      None of these committee members is or ever has been an officer or employee of Regions or any of its subsidiaries.
      During 2004, Samuel E. Upchurch, Jr., regional president of Regions, served as a member of the board of directors of Altec, Inc., and Lee J. Styslinger III, chief executive officer of Altec, Inc., served as a director of Regions.

Financial Performance
      Set forth below is a graph comparing the yearly percentage change in the cumulative total return of Regions’ common stock against the cumulative total return of the S & P 500 Index, and the S&P 500 Banks Index for the past five years. This presentation assumes that the value of the investment in Regions’ common stock and in each index was $100 and that all dividends were reinvested.

	Period ending
	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Regions	$100.00	$108.71	$119.16	$132.78	$148.06	$178.53
S&P 500 Index	100.00	90.90	80.10	62.41	80.30	89.02
S&P 500 Banks Index	100.00	118.98	118.99	117.76	149.14	170.66
Other Transactions
      Directors and officers of Regions and their associates were customers of, and had transactions with, the affiliate banks in the ordinary course of business during 2004; additional transactions may be expected to take place in the ordinary course of business. Included in such transactions are outstanding loans and commitments from the affiliate banks, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.
      Regions retained during 2004 and prior years and proposes to retain in the future on behalf of Regions or certain of its subsidiaries the law firm Stewart, Melvin & Frost LLP, of which director W. Woodrow Stewart is a partner, and the law firm of Stokes Bartholomew Evans & Petree, P.A., of which Samuel W. Bartholomew, Jr. is a partner. During 2004, Regions or its subsidiaries paid legal fees to the firms of Stewart, Melvin & Frost LLP and Stokes Bartholomew Evans & Petree, P.A., but in each case the amount did not exceed 5% of the firm’s gross revenue for 2004.
PROPOSAL 2 — APPROVAL OF EXECUTIVE BONUS PLAN
      The Executive Bonus Plan is an annual cash incentive compensation plan pursuant to which Regions’ executive officers and other key personnel may be paid annual incentive compensation, in addition to their base salaries, based on achievement of predetermined performance goals. The plan was adopted by the compensation committee in 2005, with its effectiveness subject to stockholder approval. Stockholder approval of the plan will allow payments made under the plan to be fully tax deductible as “performance-

based” compensation under section 162(m) of the Internal Revenue Code. Section 162(m) disallows the corporate tax deduction for certain compensation in excess of $1 million per year paid to certain executive officers. However, certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if the material terms of the plan are approved by the stockholders. If the plan is approved by the stockholders, it will replace Regions’ Management Incentive Plan, the present annual bonus plan.
      The purpose of the plan is to motivate and reward Regions’ senior executives by linking annual cash bonus compensation to objective performance goals. The plan seeks to optimize the soundness, profitability and growth of Regions, promote and encourage excellence in the performance of individual responsibilities; and provide an incentive opportunity for participating senior executive officers. All executive officers of Regions or any of its subsidiaries who are selected by the committee are eligible to participate in the plan. Participation in one year does not guarantee participation in successive years.
      The plan will be administered by the compensation committee, which consists of directors who are independent within the meaning of applicable New York Stock Exchange listing standards and disinterested within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934. The committee has the exclusive authority to interpret and apply the plan as it deems to be in the best interests of Regions and its stockholders.
      Payment of annual incentive compensation under the plan will be based on the achievement of objective, quantitative performance goals. Performance goals will be established annually by the compensation committee. The criteria upon which the performance goals may be based are identified in the plan as follows: (1) earnings (including, but not limited to, earnings per share or other corporate measures); (2) profit (including, but not limited to, net profit, gross profit, operating profit, economic profit, profit margins or other profit measures); (3) net income; (4) revenue; (5) stock price or performance; (6) stockholder return; (7) return measures (including, but not limited to, return on assets, capital, equity or revenue); (8) growth of loans and deposits; (9) market share; (10) expenses (including, but not limited to, expense management, expense efficiency ratios or other expense measures); (11) business expansions or consolidation (including, but not limited to, acquisitions and divestitures); (12) internal rate of return; (13) planning accuracy (as measured by comparing planned results to actual results); (14) number of customers or households; and (15) asset quality and charge-offs. The plan confers on the committee discretion to amend the criteria upon which the performance goals are based.
      The performance goals may be expressed in terms of company-wide objectives or in terms of objectives that relate to the performance of a subsidiary or a division, region, department or function within Regions or a subsidiary. They may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to an established or specially-created performance index of Regions’ competitors or peers.
      In operation, the participants’ bonus opportunities each year will be based on a percentage of base salary as established by the committee and the level of performance goal achievement. More specifically, at the time the committee sets the performance goals for a particular year, it will also set in writing the percentages of each participant’s base compensation that will be awarded to the participant if the established performance goals are achieved (the “target award”). The committee may, but is not required to, establish weightings for each participant for performance within any category of the performance goals. If established, the weightings will be expressed as a percent of the target award that can be earned by the participant from performance in each category.
      Depending upon the level of achievement of the performance goals, the actual bonus payment for each participant will range from zero to a maximum of two times the target award or to a maximum of any contractually agreed bonus, if higher. In no event, however, will any participant receive a bonus under the plan that exceeds $2,500,000 for any year. The committee will determine whether performance goals have been met, and the determination will be objective, so that a third party having knowledge of the relevant facts could make the determination.

      The plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a participant pursuant to the plan, it will confer on the participants no rights that are greater than those of a general creditor of Regions or any subsidiary.
      It is not possible at this time to determine the amounts of the bonuses that may become payable under the plan for 2005, the first year of the plan’s operation assuming stockholder approval is obtained. The awards paid under the current bonus plans of Regions and Union Planters for 2004 to Regions’ named executive officers are as set forth in the summary compensation table on page 21. The aggregate awards paid for 2004 under such plans to all executive officers as a group was $4,780,325 and to all employees, including all current officers who are not executive officers, as a group was $20,917,913.
      The Executive Bonus Plan will be approved if a majority of the shares represented at the annual meeting vote in favor.
      The board recommends that you vote “FOR” approving the Executive Bonus Plan.
Equity Compensation Plan Information
      The following table gives information about Regions common stock that may be issued upon the exercise of options, warrants and rights under other compensation plans of Regions as of December 31, 2004.

				Number of Securities
	Number of Securities to			Remaining Available for
	be Issued Upon		Weighted Average	Future Issuance Under
	Exercise of		Exercise Price of	Equity Compensation Plans
	Outstanding Options,		Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights	Reflected in First Column)

Equity Compensation Plans Approved by Stockholders	32,398,232	(1)	$27.27	14,087,599	(2)
Equity Compensation Plans Not Approved by Stockholders(3)	8,097,971		$25.39	-0-

Total	40,496,203		$26.89	14,087,599

(1)	Does not include outstanding restricted stock awards.

(2)	Includes shares available for future issuance under the 1999 Long Term Incentive Plan of former Regions Financial Corporation and the 1992 Stock Incentive Plan of Union Planters Corporation, both assumed by Regions in connection with the merger.

(3)	Consists of outstanding stock issues under certain plans assumed by Regions in connection with business combinations. In each instance, the number of shares subject to option and the exercise price of outstanding options have been adjusted to reflect the applicable exchange ratio.
PROPOSAL 3 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
General
      The audit committee has selected Ernst & Young LLP as Regions’ independent auditors for the 2005 fiscal year. The board of directors recommends that the stockholders ratify the selection of Ernst & Young. Ernst & Young (or its predecessor) has served as Regions’ independent auditors since 1971.
      Ernst & Young LLP has been engaged to provide auditing services and also to provide tax services and general accounting advice. In making this selection, the audit committee considered whether the engagement by Regions of Ernst & Young for services other than audit services is compatible with Ernst & Young’s independence.

      A representative of the firm will be present at the stockholders’ meeting to make a statement if he or she so desires and to respond to appropriate questions from stockholders.
Fees
      The aggregate fees paid to Ernst & Young LLP by Regions during 2004 and 2003 are set forth in the following table:

	2004	2003

Audit fees(1)	$2,789,000	$1,335,000
Audit-related fees(2)	754,000	632,000
Tax fees(3)	1,522,000	1,375,000
All other fees(4)	503,000	487,000

Total fees	$5,568,000	$3,829,000

(1)	Audit fees include fees associated with the annual audit of Regions’ consolidated financial statements and internal control over financial reporting, reviews of Regions’ quarterly reports on Form 10-Q, SEC regulatory filings, and statutory audits of certain of Regions’ subsidiaries.
(2)	Audit-related fees primarily included accounting consultation, assistance with securitizations or other accounting transactions, SAS 70 internal control reports, and audits of employee benefit plans and funds.
(3)	Tax fees included tax compliance services and tax advice and planning assistance.
(4)	All other fees included primarily assistance with human resources services and cash management services. No financial information systems implementation and design services where rendered by Ernst & Young during 2004 or 2003.
      In accordance with the audit committee charter, the audit committee must preapprove any engagement of Ernst & Young LLP for audit or nonaudit services. The audit committee has delegated to its chairperson the authority to preapprove permissible nonaudit services, provided the anticipated fee for such service does not exceed $50,000. Any such approval of nonaudit services pursuant to this delegation of the full audit committee’s authority must be presented to the audit committee at its next regular meeting. A request for preapproval of services may be initiated by the comptroller of Regions, who may consult with the coordinating partner of Ernst & Young for the audit engagement.
PROPOSALS OF STOCKHOLDERS
      Proposals by stockholders intended to be presented at Regions’ 2006 annual meeting of stockholders must be received by Regions not later than December 9, 2005, for consideration for possible inclusion in the proxy statement relating to that meeting.
      The bylaws of Regions include provisions requiring advance notice of a stockholder’s nomination of members of the board of directors. To be timely such notice must be received by Regions not less than 120 days before the anniversary date of the previous year’s proxy statement. If no annual meeting was held the previous year and in any year in which the date of the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, the notice will be considered timely if received not less than 120 days before the date of the annual meeting or by the 10th day following the day on which public disclosure of the annual meeting date was made. The board of directors of Regions is not required to nominate in the annual proxy statement any person so proposed.
      The procedure for submitting a stockholder proposal is generally the same as for submitting stockholder nominations.

OTHER BUSINESS
      Regions does not know of any business to be presented for action at the meeting other than those items listed in the notice of the meeting and referred to herein. If any other matters properly come before the meeting or any adjournment thereof, it is intended that the proxies will be voted in respect thereof in accordance with the recommendations of the board of directors.

By Order of the Board of Directors

R. Alan Deer
Corporate Secretary
Dated April 8, 2005

APPENDIX A
REGIONS FINANCIAL CORPORATION
AUDIT COMMITTEE CHARTER
Purpose
      The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Regions Financial Corporation (the “Company”) to assist the Board in fulfilling its oversight responsibilities relating to: (a) the integrity of the Company’s financial statements and the financial reporting process, including matters relating to internal accounting and financial controls, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, and (d) the performance of the Company’s internal audit function and independent auditor. The Committee also shall be responsible for preparing an audit committee report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.
Membership
      1. The Committee shall consist of a minimum of three (3) members of the Board and shall satisfy the independence, experience and expertise requirements of the New York Stock Exchange (NYSE), the Securities and Exchange Commission (SEC), and other applicable laws, rules and regulations, as determined by the Board in its business judgment. In particular, each of the members of the Committee shall be “financially literate” in accordance with NYSE listing standards, and at least one member of the Committee will be an “audit committee financial expert” in accordance with applicable SEC regulations. A member who is determined to be an “audit committee financial expert” will be presumed to have “accounting or related financial management expertise” in compliance with NYSE listing standards.
      2. Members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee and shall serve at the discretion of the Board.
      3. The Board shall designate a Chairperson for the Committee. In the absence of the Chairperson at any meeting of the Committee, the members of the Committee may designate a Chairperson by majority vote.
      4. No director may serve as a member of the Committee if such director serves on the audit committee of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee.
Allocation of Responsibilities
      While the Committee has the duties and responsibilities set forth herein, the function of the Committee is oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the effectiveness of internal controls over financial reporting. Management also is responsible for maintaining appropriate accounting and financial reporting principles and policies, as well as internal controls and procedures designed to provide reasonable assurance of compliance with accounting standards and related laws and regulations. The internal audit department is responsible for providing reliable and timely information to the Committee and senior management concerning the quality and effectiveness of, and the level of adherence to, the Company’s control and compliance procedures and risk management systems. The independent auditor is responsible for planning and carrying out an audit in accordance with generally accepted auditing standards, reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and attesting to management’s assertion of the effectiveness of internal control over financial reporting. In fulfilling their duties and responsibilities set forth herein, it is recognized that members of the Committee are not full-time employees of the Company and even though one or more may be designated as an “audit committee financial expert” as defined in rules of the SEC, members of the Committee are not, and do not represent themselves to be, performing the functions of accountants or auditors, or providing expert or special assurance as to the Company’s financial statements. Moreover, it is not the duty or responsibility of the Committee or its members to plan or conduct audits, to conduct “field work” or other types of auditing or accounting reviews or procedures, to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to set auditor independence standards.
Authority, Duties, and Responsibilities
      In furtherance of its purposes set forth above, the Committee will have the following authority, duties, and responsibilities:

Oversight of the Company’s Relationship with the Independent Auditor
      1. To be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting), and where appropriate, to terminate and replace the independent auditor (subject to stockholder ratification of the appointment if such ratification is required or sought by the Board). The independent auditor shall report directly to the Committee.
      2. To review and evaluate on at least an annual basis the qualifications and experience of the independent auditor and lead audit partner, including receiving information regarding the independent auditor’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or any inquiry or investigation by governmental or professional authorities, within the preceding five years, relating to any independent audits carried out by the independent auditor, and any steps taken to deal with any such issues.
      3. To discuss with management, internal audit, the independent auditor, and the Board, as the Committee deems appropriate, the above information and reports, and any relationships or services disclosed in the independent auditor’s statement as to independence that may impact the objectivity and independence of the independent auditor for purposes of assessing the independent auditor’s and lead partner’s independence, qualifications, and performance. The Committee shall present its conclusions with respect to the independent auditor to the Board.
      4. To pre-approve all audit and permitted non-audit services provided by the independent auditor (including the fees and terms thereof) in accordance with policies and procedures established by the Committee and applicable legal and regulatory requirements. The Committee may delegate pre-approval authority to one or more designated members of the Committee, who shall report a decision to approve services to the Committee at its next scheduled meeting.
      5. To require the independent auditor to submit information and reports regarding (a) audit and non-audit services provided by the independent auditor, including a formal written statement provided by the independent auditor delineating all relationships between the independent auditor and the Company and addressing at least the matters set forth in Independence Standards Board Standard No. 1.; and (b) the aggregate fees billed by the independent auditor, as provided to the Committee in a written statement by the independent auditor for (i) the audit of the Company’s annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for that fiscal year, and (ii) all other services rendered by the independent auditor for the most recent fiscal year.
      6. If applicable, to consider whether the independent auditor’s provision of permitted non-audit services to the Company is compatible with maintaining the independence of the independent auditor and is consistent with the Committee’s policies relating to the provision of non-audit services by the independent auditor.
      7. To review the timing and process for implementing the rotation of certain partners of the independent auditor, including the lead and concurring partner, in accordance with applicable legal and regulatory requirements, and to consider whether there should be a regular rotation of the auditor itself.

      8. To establish clear hiring policies for employees or former employees of the independent auditor.

Financial Statement, Disclosure, and Risk Management Matters
      9. To review the arrangements and scope of the independent auditor’s audit prior to commencement of their annual examination of the Company’s financial statements.
      10. To discuss with management and the independent auditor the Company’s annual audited financial statements and quarterly financial statements prior to filing or distribution, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
      11. To discuss generally with management earnings press releases of unaudited interim and annual financial results (including the use of “pro-forma” financial information), as well as financial information and earnings guidance provided to analysts and rating agencies.
      12. To receive and review information relating to management’s review of the Company’s disclosure controls and procedures (as defined by the SEC) and internals controls and procedures with respect to financial reporting (including computer information system controls), as well as the independent auditor’s and/or internal audit department’s assessment of the Company’s compliance with various policies and procedures to ensure adequate internal controls have been instituted by management, including any (a) comments on significant deficiencies or material weaknesses in the design or operation of internal accounting controls and considerations given or corrective action taken by management (b) any issues regarding fraud that involves management or other employees who have a significant role in the Company’s internal controls, and (c) any other issues regarding management’s certifications in the Company’s periodic reports.
      13. To review and discuss with management and the independent auditor on an annual basis (a) management’s assessment of the effectiveness of the Company’s internal control structure and procedures for financial reporting, and (b) the independent auditor’s attestation to, and report on, management’s control assessment.
      14. To discuss with the independent auditor the matters required by SAS 61, including any difficulties encountered during the course of the independent auditor’s audit, any restrictions on the scope of the independent auditor’s activities or on the access to any requested or necessary information, and any significant disagreements with management.
      15. To review and discuss reports from the independent auditor regarding the Company’s critical accounting policies, the basis of any significant changes in the Company’s accounting principles, policies, controls and procedures, and the methods of their application, and the quality and appropriateness of the Company’s accounting principles.
      16. To review and discuss with management and the independent auditor, as appropriate, major issues regarding accounting principles and financial statement presentations (as well as any analyses prepared by management and/or the independent auditor) including (a) significant financial reporting issues and judgments made in connection with the preparation of the financial statements, as well as the effect of alternative treatments of financial information within generally accepted accounting principles, (b) the effect of regulatory and accounting initiatives, including off-balance sheet structures, on the Company’s financial statements, (c) material written communications between the independent auditor and management, such as any “management letter” or schedule of unadjusted differences, and (d) any communications between the independent auditor and its national office regarding difficult auditing or accounting issues presented by the engagement.
      17. Taking into consideration the Board’s allocation of oversight responsibilities for risk to the Risk Management Committee, to discuss in general the guidelines and policies by which risk assessment and risk management is undertaken and to coordinate with the Risk Management Committee on this subject as it deems appropriate to fulfill its responsibilities.

      18. To establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Oversight of the Company’s Internal Audit Function
      19. To review and approve the appointment, replacement, reassignment or dismissal of the director of internal audit.
      20. To review the overall internal audit function, including the independence and responsibilities of internal audit and the adequacy of internal audit’s staffing and budget.
      21. To review the general scope of planned internal auditing activities prior to their commencement.
      22. To review the results of internal audits, as appropriate, and the performance of internal audit, including any (a) action taken by management on recommendations made by internal audit, (b) reports of defalcations made to regulatory authorities, (c) any difficulties encountered during the course of any internal audits, including any restrictions on the scope of activities or on access to any requested or necessary information, or disagreements between internal audit and management.

Compliance with Legal and Regulatory Requirements
      23. To review and discuss with management its policies and procedures relating to monitoring the Company’s compliance with applicable legal and regulatory requirements and the Company’s policies, including the Company’s Code of Business Conduct and Ethics.
      24. To review reports of inspections, examinations and investigations by state and federal regulatory agencies or authorities, as appropriate, and any consideration given or corrective action taken by management on any criticism in any such reports, examinations and investigations.
      25. To review significant pending or threatened litigation against the Company that may have a material impact on the Company’s financial statements.

Other Committee Responsibilities
      26. To provide for a review of accounts held in a fiduciary capacity by the Company’s state-chartered bank subsidiaries to the extent required by applicable law and regulation.
      27. To prepare a report to shareholders to be contained in the Company’s annual proxy statement as required by the SEC.
      28. To review and reassess the adequacy of this Charter on an annual basis, recommend any proposed changes to the Board for approval, and cause the Charter to be published in the Company’s proxy statement at least every three years in accordance with SEC regulations.
      29. To perform an annual performance evaluation of the Committee and report the results to the Board.
      30. To maintain minutes of meetings and make regular periodic reports to the Board summarizing the matters reviewed and actions taken at each Committee meeting.
      31. To perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation and Bylaws, and governing law as the Committee or the Board deems appropriate.
To these ends, the Committee shall have and may exercise all the powers and authority of the Board of Directors to the extent permitted under Section 141(c)(2) of the Delaware General Corporation Law.
For purposes of this Charter, the term “review” when used with respect to a responsibility of the Committee shall mean such consideration and evaluation as the Committee in its business judgment shall determine to be appropriate and shall not mean a “review” as contemplated in Statement on Auditing Standards No. 100.
Committee Meetings, Structure and Operations
      1. The Committee shall meet as often as the Committee deems necessary but not less frequently than quarterly. The Committee shall meet on a periodic basis with the director of internal audit, the independent auditor, and management in separate private sessions to discuss matters that the Committee or these groups believes should be discussed.
      2. To the extent permitted under applicable law and regulation, the Committee may form and delegate to one or more subcommittees all or a portion of the Committee’s authority, duties and responsibilities. The Committee also may establish such rules as it determines necessary or appropriate for its business.
      3. The Committee shall have direct access to, and complete and open communication with, management and may obtain advice and assistance from internal legal, accounting or other advisors to assist it. In the course of performing its duties and responsibilities, the Committee also is authorized to select, retain, terminate, and approve the fees and other retention terms of independent legal, accounting or other advisors as it deems appropriate, without seeking approval of management or the Board. The Company shall be responsible for all costs or expenses so incurred and shall adequately fund the activities of the Committee, including compensation of the independent auditor and payment of the ordinary administrative expenses of the Committee.

APPENDIX B
REGIONS FINANCIAL CORPORATION
EXECUTIVE BONUS PLAN
Effective Date: January 1, 2005

I.	PURPOSE
      The purpose of the Plan is to:

A. optimize the soundness, profitability and growth of the Company;

B. promote and encourage excellence in the performance of individual responsibilities; and

C. provide an incentive opportunity for executive officers of the Company.
      The Plan provides for the payment of annual monetary awards to Participants based upon the achievement by the Company of Performance Goals. The Plan is intended, but not required, to preserve the Company’s federal income tax deduction for annual bonus payments made to Participants under the Plan by meeting the requirements for performance-based compensation under Section 162(m). No executive officer participating in the Plan with respect to any Plan Year will be eligible to participate in the Company’s Corporate Annual Bonus Plan with respect to such year.

II.	PLAN ADMINISTRATION
      The Committee shall be responsible for the management and administration of the Plan. The Committee has the exclusive authority to interpret and apply the Plan as it deems to be in the best interests of the Company and its stockholders. The Committee’s interpretation of the Plan and all decisions and determinations by the Committee relating to the Plan or to awards issued thereunder shall be final and binding on all parties. The Committee has the authority to delegate the day-to-day administration of the Plan to employees in the Company’s Human Resources Division or to such other persons as the Committee deems reasonable under the circumstances.

III.	AUTHORITY OF COMMITTEE
      The Committee, as plan administrator, has the exclusive power, authority, and discretion to:

A. designate Participants;

B. determine the Target Award for Participants;

C. establish Performance Criteria and weightings for different Performance Criteria, and determine whether Performance Goals were achieved in a given Plan Year;

D. reduce any Incentive Bonus, regardless of the achievement of Performance Goals;

E. construe and interpret the Plan and adopt any rules and regulations as it may deem necessary or advisable to administer the Plan;

F. modify or amend the terms of the Plan, as provided herein;

G. cancel the participation of any person who conducts himself in a manner which the Committee, in the exercise of reasonable discretion, determines to be inimical to the best interests of the Company;

H. correct any defect, supply any omission, or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem necessary; and

I. perform all other acts it deems necessary to carry out the intent and purpose of the Plan.

      The Committee’s determination under the Plan of the persons to participate and receive awards and the terms and conditions of such awards need not be uniformly applicable to all Participants and may be made by the Committee on a selective basis among persons who receive or are eligible to receive awards under the Plan, whether or not such persons are similarly situated. The Committee shall have final approval authority over the payment of all Incentive Bonuses under this Plan, whether individually or collectively.

IV.	EFFECTIVE DATE
      The Plan is effective January 1, 2005, and shall continue thereafter until terminated by the Committee. The Committee will review the Plan annually to determine its effectiveness in meeting stated objectives. The Plan Performance Period (“Plan Year”) will be the Company’s fiscal year beginning January 1st and ending December 31st annually.
      The Company’s executive officers shall not be eligible to participate in the Plan unless and until the stockholders of the Company approve the Plan. While Target Awards may be established for such persons prior to stockholder approval, no Incentive Bonus shall be paid to any executive officer of the Company under the Plan until after stockholder approval of the Plan has been obtained. To the extent necessary for the Plan to qualify as performance-based compensation under Section 162(m), the material terms of the Plan shall be disclosed to, and reapproved by, the stockholders of the Company no later than the first stockholders meeting that occurs in the fifth year following the year in which stockholders initially (and subsequently) approve the material terms of the Plan.

V.	ELIGIBILITY
      Subject to Section IV of the Plan, all executive officers of the Company who are selected by the Committee are eligible to participate in the Plan. Participation in one Plan Year does not guarantee participation in successive years. The Committee will select Participants no later than March 31 of the Plan Year to which participation relates and will notify Participants of their eligibility to participate, and the terms thereof, in writing.

VI.	OPERATION OF THE PLAN
      Each Participant shall be eligible to receive an Incentive Bonus if the Company meets or exceeds certain Performance Goals set each year by the Committee.

A. Performance Goals. Not later than ninety (90) days after the commencement of any Plan Year (or such other date as may be permitted or required by Section 162(m), as applicable), the Committee will set in writing Performance Goals for such Plan Year.

B. Target Award. At the time the Committee sets the Performance Goals for a particular Plan Year, it will also set in writing the percentage of each Participant’s Base Compensation that will be awarded to the Participant if the established Performance Goals are achieved (the “Target Award”). The Target Award will be communicated in writing to each Participant.

The Committee will establish the weightings for each Participant for performance within any category of the Performance Goals. If established, the weightings will be expressed as a percent of the Target Award that can be earned by the Participant from performance in each category.

C. Range of Incentive Bonus Opportunities. Depending upon the level of achievement of Performance Goals, the actual Incentive Bonus opportunities for each Participant shall range from zero to a maximum of two (2) times the Target Award or the Participant’s Guaranteed Bonus for a particular year, if higher. Notwithstanding the foregoing, in no event will any Participant receive an Incentive Bonus under the Plan in connection with any one Plan Year which exceeds $2,500,000.

D. Achievement of Performance Goals. The determination of whether Performance Goals have been met shall be made by the Committee and shall (i) be based on financial results reflected in the

Company’s audited financial statements prepared in accordance with generally accepted accounting principles and reported upon by the Company’s independent accountants or (ii) otherwise be objective, so that a third party having knowledge of the relevant facts could determine whether the Performance Goals have been met.

Notwithstanding the foregoing, to the extent permitted under Section 162(m), as applicable, the Committee may determine prospectively, at the time that Performance Goals are established, whether or not to adjust any Performance Goals during or after the Plan Year to take into consideration any of the following events that occur during a Plan Year: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) acquisitions or divestitures; (g) foreign exchange gains and losses; or (h) any other identifiable event of a nonrecurring or extraordinary nature.

VII.	PERFORMANCE CRITERIA
      The Committee shall establish Performance Goals within the time period prescribed by Section 162(m) based on one or more of the following Performance Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of a subsidiary or a division, region, department or function within the Company or a subsidiary: (1) earnings (including, but not limited to, earnings per share or other corporate measures); (2) profit (including, but not limited to, net profit, gross profit, operating profit, economic profit, profit margins or other profit measures); (3) net income; (4) revenue; (5) stock price or performance; (6) stockholder return; (7) return measures (including, but not limited to, return on assets, capital, equity or revenue); (8) growth of loans and deposits; (9) market share; (10) expenses (including, but not limited to, expense management, expense efficiency ratios or other expense measures); (11) business expansions or consolidation (including, but not limited to, acquisitions and divestitures); (12) internal rate of return; (13) planning accuracy (as measured by comparing planned results to actual results); (14) number of customers or households; and (15) asset quality and charge-offs.
      Performance Goals with respect to the foregoing Performance Criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to an established or specially-created performance index of Company competitors or peers. Any member of a specifically-created index that disappears during a Plan Year shall be disregarded for the entire Plan Year. Performance Goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion). The Performance Goals that will be applied to the awards under this Plan will be distributed annually to Participants.
      Any payment of an Incentive Bonus must be approved by the Committee and shall be conditioned upon its receipt of information from the Company’s Human Resource Department that the Performance Goals and any other material conditions were satisfied. Except as specifically provided herein, no Incentive Bonus may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to an Incentive Bonus in any manner to waive the achievement of an applicable Performance Goal or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Incentive Bonus to cease to qualify for exemption under Section 162(m). The Committee retains the discretion to reduce any Incentive Bonuses to be paid under the Plan for a given Plan Year, without regard to corporate or individual performance. Without limiting the foregoing, the Committee may take into account any personal performance evaluation of a Participant (including, but not limited to, the chief executive officer) as a basis for exercising such discretion.

VIII.	PLAN FUNDING AND PAYOUT
      The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to the Plan, nothing contained in the Plan shall give the Participant any rights that are greater than those of a general creditor of the Company or any subsidiary. Incentive Bonuses will be paid by the Award Payment Date.

IX.	NEW PARTICIPANTS
      If an individual begins employment as an executive or is promoted to an executive position during the Plan Year, the Committee, in its discretion, may determine whether such executive may participate in the Plan and, if so, the terms of such participation, which will be pro-rated based on the number of days he or she participated in the Plan during the Plan Year, unless the Committee determines otherwise.

X.	TERMINATION OF EMPLOYMENT
      If a Participant terminates employment during a Plan Year for any reason other than Retirement, Disability, or death, no Incentive Bonus will be payable under the Plan.
      If a Participant’s employment terminates during a Plan Year as a result of Retirement, Disability, or death, the Participant, his Beneficiary, or his estate in the absence of a Beneficiary, will receive a pro-rata portion of the Incentive Bonus determined as of the end of the Plan Year, based upon the number of days he or she was employed by the Company during the Plan Year. The proration will be based on the Participant’s year-to-date Base Compensation for the Plan Year and the level of achievement of the Performance Goals as of the end of the Plan Year. The pro-rated award will be paid at the same time as Incentive Bonuses are paid to active Participants.
      If a Participant’s employment terminates between the end of the Plan Year and the Award Payment Date for any reason other than for Cause, the full Incentive Bonus earned as of December 31 of the Plan Year will be paid. If the Participant’s employment is terminated during this period for Cause, no Incentive Bonus will be paid.

XI.	MISCELLANEOUS PROVISIONS
      A. Nonalienation of benefit. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly or indirectly, by operation of law, or otherwise, including garnishment, attachment, pledge, or bankruptcy.
      B. Withholding of taxes. The Company shall have the authority and the right to deduct or withhold from any award payable under this Plan, or to require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan.
      C. Establishment of Base Compensation. Subject to Section VI(C) (Range of Incentive Bonus Opportunities), all awards under the Plan shall be calculated on Base Compensation earned during the Plan Year.
      D. Other benefit plans. No awards, payments, or benefits paid under this Plan shall be taken into account in determining any benefits under any retirement, profit sharing, or other associate benefit plan or arrangement to which the Company contributes, unless otherwise provided in such other benefit plan or arrangement.
      E. Plan expenses. Any expenses incurred in the administration of this Plan shall be borne by the Company.
      F. Right to continued employment. Participation in this Plan shall not be construed as giving any Participant the right to be retained in the employ of the Company. Nothing in the Plan shall interfere in any way with the right of the Company or any subsidiary to dismiss any Participant with or without Cause, such dismissal to be free from any liability or any claim under the Plan, except as provided herein.
      G. Construction of the Plan. The Plan shall be governed and interpreted in accordance with the laws of the State of Alabama, and shall be binding on and inure to the benefit of any successor or successors of the Company.
      H. Headings. The heading and subheadings in the Plan have been inserted for convenience and reference only and are not to be used in construing the instrument or any provisions hereof.
      I. Number and gender. The masculine pronoun used shall include the feminine pronoun, and the singular number shall include the plural number, unless the context of the Plan requires otherwise.
      J. Power to amend and terminate the Plan. The Committee may, at any time, without the need for obtaining approval of the stockholders or the Participants, by an instrument in writing, amend or terminate the Plan, in whole or in part, or amend it in such respects as the Committee, in its sole discretion, deems appropriate and in the best interests of the Company and its stockholders. The Committee may condition any amendment or modification on the approval of the stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities, or other applicable laws, policies, or regulations, including, without limitation Section 162(m). If any amendment or termination occurs during a Plan Year, the Committee shall determine when and to what extent Incentive Bonuses, if any, shall be paid for the portion of the Plan Year preceding the amendment or termination. Termination or amendment of the Plan during a Plan Year may be retroactive to the beginning of the Plan Year, at the discretion of the Committee. Termination of the Plan after a Plan Year but before the Award Payment Date will not reduce Participants’ rights to receive Incentive Bonuses for such Plan Year.
      K. Deferral of award. Subject to compliance with Code Section 409A and other applicable law, the Committee may permit a Participant to defer such Participant’s receipt of the payment of Incentive Bonuses. If any such deferral is permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals, which must be in compliance with Code Section 409A.

XII.	DEFINITIONS
      When used herein, the following words and phrases shall have the meanings set forth below, unless a different meaning is clearly required by the context of the Plan.

A. Award Payment Date shall mean the date on which Incentive Bonuses are paid to Participants, which may not be later than March 15 of the year following the Plan Year.

B. Base Compensation shall mean income provided to the Participant for services rendered, (i.e., base salary, whether deferred or not, but excluding overtime, commissions, awards from other incentive programs, Company contributions to fringe benefit programs (other than pre-tax contributions by the Participant to plans maintained under Sections 125 or 401(k) of the Internal Revenue Code), and other “non-salary” income).

C. Beneficiary shall mean the person or persons designated by the Participant to receive amounts payable under the Plan in the event of the Participant’s death.

D. Cause, as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or a subsidiary.

E. Code shall mean the Internal Revenue Code of 1986, as amended.

F. Committee shall mean the Compensation Committee of the Board of Directors of Regions Financial Corporation.

G. Company shall mean Regions Financial Corporation, its affiliates and subsidiaries, or any successor(s) thereto.

H. Disability shall mean a physical or mental condition which renders the Participant incapable of performing the work for which he was employed or similar work, as evidenced by eligibility for and actual receipt of benefits payable under the Company’s long-term disability program and/or Social Security.

I. Incentive Bonus shall mean the bonus paid to an eligible Participant under the Plan in connection with a particular Plan Year.

J. Guaranteed Bonus shall mean any minimum annual bonus amount that a Participant is entitled to for a Plan Year pursuant to the terms of an employment agreement or change of control agreement as in effect on January 1, 2005 between such Participant and the Company.

K. Participant shall mean any executive officer who is selected by the Compensation Committee to participate in the Plan with respect to a particular Plan Year.

L. Performance Criteria shall mean those specific criteria listed in Section VII from among which the Committee may set Performance Goals in each Plan Year.

M. Performance Goal shall mean the performance goals established each Plan Year by the Committee based upon the Performance Criteria.

N. Plan shall mean the Regions Financial Corporation Executive Bonus Plan, as set forth herein or in any amendments hereto.

O. Plan Year shall mean any performance period which begins on January 1 and ends on December 31.

P. Section 162(m) shall mean Section 162(m) of the Code and the regulations thereunder, as they may be amended from time to time.

Q. Retirement shall mean the cessation of active employment by a Participant, whether such cessation is designated as “normal” (at age 65) or “early” (prior to age 65) retirement under the terms and conditions of the applicable Company-sponsored retirement plan.
      IN WITNESS WHEREOF, the Company has caused this Executive Bonus Plan to be executed this 6th day of April, 2005, to be effective as of the 1st day of January, 2005, subject to approval by the stockholders at the 2005 annual meeting.

REGIONS FINANCIAL CORPORATION

By:	/s/ Carl E. Jones, Jr.

Carl E. Jones, Jr.
Chairman and
Chief Executive Officer

ATTEST:

/s/ R. Alan Deer

R. Alan Deer
Corporate Secretary

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

The EquiServe Vote by Internet and Vote by Telephone systems can be accessed
24-hours a day, seven days a week until 11:59 p.m. the day prior to the meeting.

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone
OR
Log on to the Internet and go to http://www.eproxyvote.com/rf		Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.	┌	3895-10

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

1.	Election of Directors
To elect the four nominees for director of Regions listed below:
	(01) Allen B. Morgan, Jr.	(03) Spence L. Wilson
	(02) Jorge M. Perez	(04) Harry W. Witt

	FOR	WITHHELD
FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐
For all nominees except as written above

		FOR	AGAINST	ABSTAIN
2.	To approve the Regions Financial Corporation Executive Bonus Plan.	☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as Regions’ independent auditors for the year 2005.	☐	☐	☐

The proxy holder may vote and otherwise represent the undersigned on any other matter which may properly come before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If shares are held jointly, each holder must sign.

Please complete, date, sign and mail this proxy promptly in the enclosed postage-paid envelope.

Signature _______________________________   Date: __________   Signature _______________________________   Date: __________,  2005

Dear Shareholder,

Shareholders of Regions Financial Corporation can take advantage of several services available through our transfer agent, EquiServe Trust Company, N.A. These services include:

Direct Stock Purchase and Dividend Reinvestment Plan

Shareholders may purchase or sell Regions common stock directly through the Plan rather than with a broker. Automatic investment allows you to purchase additional shares on a regular basis by authorizing EquiServe to electronically debit your checking or savings account each month. Shareholders can deposit certificates to be held on account for safekeeping, request a certificate for shares held on account or transfer shares to others.

Direct Deposit of Dividends

Shareholders are encouraged to enroll in Direct Deposit (ACH Credit) and have their dividends deposited directly into their checking or savings accounts. Participation in this free service will enable shareholders to have access to their dividend payment sooner than if they received a check. To enroll, please mail a voided check, along with your request for enrollment, to EquiServe at the address listed below or enroll online through Internet Account Access at www.equiserve.com.

Internet Account Access

Stockholders of record may access their accounts via the Internet to obtain their share balance, conduct secure transactions, request printable forms and view the current market value of their investment as well as historical stock prices. To log on to this secure site and request your initial password, go to www.equiserve.com and click on “Account Access.”

Transfer Agent Contact Information

EquiServe Trust Company, N.A.	Telephone Inside the USA:	(800) 524-2879
P.O. Box 43069	Telephone Outside the USA	(781) 575-2723
Providence, RI 02940-3069	TDD/TTY for Hearing Impaired:	(800) 952-9245

FOLD AND DETACH HERE

P
R
O
X
Y

▐

REGIONS FINANCIAL CORPORATION
P.O. Box 10247
Birmingham, Alabama 35202-0247

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Carl E. Jones, Jr., Richard D. Horsley, and R. Alan Deer and each or any one of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each to represent and to vote, as designated on the reverse side, all the shares of common stock of Regions Financial Corporation (“Regions”) held of record by the undersigned on March 24, 2005, at the annual meeting of stockholders to be held May 19, 2005, or any adjournment thereof. This card also constitutes voting instructions for all shares beneficially owned and votable, if any, by the undersigned as a participant in the Equiserve Investment Plan for Regions Financial Corporation, Regions 401(K) Plan, Union Planters 401(K) Plan and/or Directors Stock Investment Plan and held of record by the administrators and trustees of such Plans.

     Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the secretary of Regions at the meeting of the stockholder’s decision to terminate this proxy, then this proxy shall be deemed terminated and of no further force and effect. This proxy may also be revoked by submission of a properly executed subsequently dated proxy or by written notice to Regions for receipt prior to the annual meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1 AND FOR ITEMS 2
AND 3.